                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                          AMERIDATA TECHNOLOGIES, INC.
                                       at
                               $16 NET PER SHARE
                                       by
                            GAC ACQUISITION I CORP.
                      an indirect wholly-owned subsidiary
                                       of
                      GENERAL ELECTRIC CAPITAL CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JUNE 21, 1996, UNLESS THE OFFER IS EXTENDED

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCKHOLDERS AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

    PARENT AND PURCHASER HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT WITH CERTAIN STOCKHOLDERS PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO TENDER IN THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE STOCKHOLDERS AGREEMENT, APPROXIMATELY 8% OF THE COMPANY'S OUTSTANDING SHARES (ASSUMING THE EXERCISE OF SUCH STOCKHOLDERS' OPTIONS SUBJECT TO THE STOCKHOLDERS AGREEMENT).

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) A NUMBER OF THE COMPANY'S SHARES REPRESENTING A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, (2) PREFERRED SECURITIES OUTSTANDING ON MAY 20, 1996 HAVING AN AGGREGRATE LIQUIDATION PREFERENCE OF MORE THAN 50% OF THE AGGREGATE LIQUIDATION PREFERENCE OF ALL PREFERRED SECURITIES OUTSTANDING ON MAY 20, 1996 HAVING BEEN CONVERTED BY THE HOLDERS THEREOF INTO SHARES PRIOR TO THE EXPIRATION OF THE OFFER AND (3) THE RECEIPT OF CERTAIN REGULATORY CONSENTS AND APPROVALS. SEE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THIS OFFER TO PURCHASE.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or a portion of that stockholder's shares of common stock, par value $.01 per share, of the Company (the 'Shares') should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with the Letter of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee, if the stockholder wishes to tender such Shares.

    Any stockholder who wishes to tender Shares and whose certificates representing those Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender those Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                            ------------------------

                      The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC

May 24, 1996

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
INTRODUCTION..........................................................     1
      1.  Terms of the Offer..........................................     2
      2.  Acceptance for Payment and Payment for Shares...............     4
      3.  Procedure for Tendering Shares..............................     5
      4.  Withdrawal Rights...........................................     7
      5.  Certain Federal Income Tax Consequences of the Offer and the
          Merger......................................................     8
      6.  Price Range of the Shares; Dividends on the Shares..........     9
      7.  Effect of the Offer on the Market for the Shares, Stock
          Exchange Listing and Exchange Act Registration and Margin
          Securities..................................................     9
      8.  Certain Information Concerning the Company..................    10
      9.  Certain Information Concerning Purchaser, Parent, GE Capital
          Services and GE.............................................    12
     10.  Source and Amount of Funds..................................    13
     11.  Background..................................................    14
     12.  Purpose of the Offer and the Merger; Plans for the Company;
          the Merger Agreement; the Stockholders Agreement; Other
          Agreements..................................................    15
     13.  Dividends and Distributions.................................    26
     14.  Certain Conditions of the Offer.............................    27
     15.  Certain Legal Matters.......................................    29
     16.  Fees and Expenses...........................................    35
     17.  Miscellaneous...............................................    35

TO THE HOLDERS OF COMMON STOCK OF
  AMERIDATA TECHNOLOGIES, INC.:

                                  INTRODUCTION

     GAC Acquisition I Corp., a Delaware corporation ('Purchaser'), hereby offers to purchase all the outstanding shares of common stock, $.01 par value (the 'Shares'), of AmeriData Technologies, Inc., a Delaware corporation (the 'Company'), at a purchase price of $16 per Share (the 'Offer Price'), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the 'Offer'). Purchaser is an indirect, wholly-owned subsidiary of General Electric Capital Corporation, a New York corporation ('Parent'). Parent is an indirect wholly-owned subsidiary of General Electric Company, a New York corporation ('GE').

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated May 20, 1996 (the 'Merger Agreement'), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged with and into the Company (the 'Merger'), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent (the 'Surviving Corporation'), which shall continue under the name 'AmeriData Technologies, Inc.' In the Merger, each Share issued and outstanding (excluding Shares owned, directly or indirectly, by the Company or any wholly-owned subsidiary of the Company or by Parent, Purchaser or any other wholly-owned subsidiary of Parent and excluding Shares owned by stockholders of the Company who shall have properly perfected their appraisal rights under Delaware law) immediately prior to the effective time of the Merger (the 'Effective Time') will be converted at the Effective Time into the right to receive the Offer Price in cash, without any interest thereon (the 'Merger Consideration'). It is currently contemplated that following the consummation of the Merger, Parent will cause to be effected the merger (the 'Second-Step Merger') of the Surviving Corporation with and into a direct wholly-owned subsidiary of Parent, with such subsidiary being the surviving corporation in the Second-Step Merger. See Section 12 for a discussion of the Second-Step Merger.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'BOARD') HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS (THE 'STOCKHOLDERS'); HAS APPROVED THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCKHOLDERS AGREEMENT, INCLUDING THE OFFER AND THE MERGER; AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

     ALEX. BROWN & SONS, INC., THE COMPANY'S FINANCIAL ADVISOR ('ALEX BROWN'), HAS DELIVERED TO THE COMPANY ITS WRITTEN OPINION THAT THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF THE SHARES IN THE OFFER AND THE MERGER AS CONTEMPLATED BY THE MERGER AGREEMENT IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF THE WRITTEN OPINION OF ALEX BROWN IS CONTAINED IN THE

COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 ('SCHEDULE 14D-9') FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE 'COMMISSION') IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

     The Offer is conditioned upon, among other things, (i) a number of the Shares representing a majority of all outstanding Shares on a fully diluted basis being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 hereof) (the 'Minimum Tender Condition'); (ii) Preferred Securities (as defined below) outstanding on May 20, 1996 having an aggregate liquidation preference of more than 50% of the aggregate liquidation preference of all Preferred Securities outstanding on May 20, 1996 having been converted by the holders thereof into Shares prior to the expiration of the Offer (the 'Preferred Securities Condition'); and (3) the receipt of certain regulatory consents and approvals. See Sections 1 and 14, which set forth the conditions of the Offer, and Section 15, which discusses certain legal matters and regulatory consents and approvals.

     The Company has represented and warranted to Purchaser that, as of May 20, 1996, 22,281,302 Shares (excluding (i) 64,550 Shares to be issued pursuant to the Company's restricted stock award plan (the 'Restricted Stock Award Plan') and (ii) 113,732 Shares to be issued pursuant to an acquisition agreement previously entered into by the Company) were issued and outstanding, 2,310,512 Shares were reserved for issuance pursuant to outstanding stock options granted by the Company ('Company Options'), 1,458,041 Shares were reserved for issuance pursuant to the Company's stock purchase plan, 3,521,576 Shares were reserved for issuance upon conversion of the Company's 8% convertible subordinated debentures held by Delaware LLC (as defined below) (the 'Subordinated Debentures') and 2,418,737 Shares were reserved for issuance pursuant to certain warrants to purchase Shares issued by the Company (the 'Company Warrants'). According to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (the 'Company 10-Q'), AmeriData Delaware, L.L.C., a special purpose limited liability company of which the Company, directly or indirectly, owns all of the outstanding equity interests other than the Preferred Securities ('Delaware LLC'), has outstanding, as of March 31, 1996, 8% Convertibile Fixed Life Aggregated Securities ('Preferred Securities') having a liquidation preference of $25 per security and an aggregate liquidation preference of $30,880,000. The Company 10-Q also indicates that the Preferred Securities are guaranteed in certain respects by the Company and are convertible into Shares at
2.851 shares for each Preferred Security.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Stockholders. Under the Delaware General Corporation Law (the 'DGCL'), the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Tender Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholders. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the 'short-form' merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other Stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See
Section 12.

     The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of Lazard Freres & Co. LLC ('Lazard Freres'), as the dealer manager (the 'Dealer Manager'), The Chase Manhattan Bank (National Association), as the depositary (the 'Depositary'), and Georgeson & Company Inc., as the information agent (the 'Information Agent'), in connection with the Offer. See Section 16.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 below prior to the Expiration Date. As used in the Offer, the term 'Expiration Date' means 12:00 midnight, New York City time, on Friday, June 21, 1996, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' means the latest time and date at which the Offer, as so extended, expires. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act').

     In the event that the Offer is not consummated, Purchaser may seek to acquire additional Shares through open market purchases, privately negotiated transactions or otherwise, upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Price and could be for cash or other consideration.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition, the Preferred Securities Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the 'HSR Act') and the receipt of all required regulatory consents and approvals, including the consent of the Federal Communications Commission (the 'FCC') and certain foreign regulatory consents and approvals. See Section 15 for a full discussion of required regulatory consents and approvals. The Offer is also subject to certain other conditions that are set forth in Section 14 below. Pursuant to the terms of the Merger Agreement, Purchaser expressly reserves the right (but will not be obligated) to waive any or all of the conditions of the Offer. Subject to the terms of the Merger Agreement, if any condition to the Offer is not satisfied, Purchaser may extend the Offer (x) for up to twenty (20) business days after the initial expiration date or (y) for longer periods (not to exceed 120 calendar days from the date of the Offer to Purchase). Purchaser may also extend the Offer as required by law or the applicable rules and regulations of the Commission.

     Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, subject to applicable law, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Purchaser also expressly reserves the right, subject to applicable law (including applicable rules and regulations of the Commission promulgated under the Exchange Act) and the terms of the Merger Agreement, at any time or from time to time, to (i) delay acceptance for payment of, or payment for, any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 below, by giving oral or written notice of such delay in payment or termination to the Depositary, and (ii) waive any conditions or otherwise amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement, other than by issuing a release to the Dow Jones News Service or as otherwise required by law. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the prior written consent of the Company, Purchaser shall not (i) decrease or change the form of the Offer Price or decrease the number of Shares sought pursuant to the Offer, (ii) impose additional conditions to the Offer, or (iii) amend any term of the Offer in any manner adverse to Stockholders. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser shall accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the

Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease the consideration in the Offer, or to change or waive the Minimum Tender Condition and if, at the time that notice of any such change or waiver is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of that notice, the Offer will be extended at least until the expiration of that period of ten business days.

     The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Merger Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares that are validly tendered on or prior to the Expiration Date, and not properly withdrawn in accordance with Section 4 below, as soon as practicable after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by Purchaser in its sole discretion, which determination will be final and binding. Subject to the applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law or government regulation. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). See
Section 15 below.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing (or a timely Book-Entry Confirmation (as defined in Section 3 below) with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. See Section 3 below.


     The term 'Agent's Message' means a message, transmitted by a Book-Entry Transfer Facility (as defined in Section 3 below) to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that (i) such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders.

     If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to exercise, and do exercise, withdrawal rights as described in Section 4 below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason or if certificates are submitted for more Shares than are tendered, certificates for Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 below, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent or to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.


3. PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For a Stockholder to tender validly pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates evidencing Shares must be received by the Depositary at any such address prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary prior to the Expiration Date; or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (each, a 'Book-Entry Transfer Facility' and, collectively, the 'Book-Entry Transfer Facilities') for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to as a 'Book-Entry Confirmation.' DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an 'Eligible Institution'). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates evidencing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates evidencing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name (or names) of the registered holder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Stockholder wishes to tender Shares pursuant to the Offer and the Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Stockholder's tender may be effected if all of the following conditions are met:

           (i) the tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A 'trading day' is any day on which the New York Stock Exchange, Inc. (the 'NYSE') is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

     Notwithstanding any other provision of this Offer to Purchase, payment for

Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent's Message).

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of any Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the payments made to Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer or the Merger, a Stockholder must provide the Depositary with his or her correct taxpayer identification number ('TIN') and certify that he or she is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal; see Section 5 below.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that (i) the Stockholder has a net long position in the Shares being tendered, within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the tender of the Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for his or her own account, unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and that person will acquire the Shares for tender by conversion, exchange or exercise and (ii) will cause Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and conditions of the Offer.


     Appointment as Proxy. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his or her attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Stockholder's rights with respect to the Shares tendered by the Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement of any such meeting, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Stockholders then scheduled.

4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, July 22, 1996. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the tendering Stockholder must also submit to the Depositary the serial numbers shown on the particular certificates that evidence the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 above, the notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to Stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative rulings and practice. Legislative, judicial or administrative changes or interpretations are subject to change, possibly on a retroactive basis, at any time and therefore could alter or modify the statements and conclusions set forth below. This discussion assumes that the Stockholders hold the Shares as 'capital assets' within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of federal income taxation that may be relevant to a particular Stockholder in light of such Stockholder's personal investment circumstances, or those Stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a Stockholder.

     Consequences of the Offer and the Merger to Stockholders. The receipt of the Offer Price and the Merger Consideration (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

     Backup Tax Withholding. Under the Code, a Stockholder may be subject, under certain circumstances, to 'backup withholding' at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) fails to furnish his or her Social Security Number or employer identification number ('TIN'), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with his or her own tax advisor as to his or her qualifications for exemption from withholding and the procedure for obtaining such exemption.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     According to the Company 10-K, the principal trading market for the Shares is the NYSE, where the trading symbol is 'ADA'. Prior to October 3, 1994, the Company's common stock traded in the Nasdaq National Market ('NNM') under the symbol 'SASZ'. The following table sets forth, for the periods indicated, the high and low sales prices per Share, as reported by the NNM (prior to October 3, 1994) and the NYSE Composite Tape (since October 3, 1994):

     High and low sale prices per Share as reported by the NNM for the periods indicated:

                                                             HIGH      LOW
                                                            ------    ------
1994:
  First Quarter..........................................   $23.25    $11.00
  Second Quarter.........................................    17.25     11.00
  Third Quarter (through September 30, 1994).............    17.25     11.50

     High and low sale prices per Share as reported by the NYSE Composite Tape:

                                                             HIGH      LOW
                                                            ------    ------
1994:
  Fourth Quarter (October 3, 1994 through December 31,
     1994)...............................................   $15.50    $ 9.50

1995:
  First Quarter..........................................    10.75      7.00
  Second Quarter.........................................     9.50      6.875
  Third Quarter..........................................    14.00      9.125
  Fourth Quarter.........................................    11.75      9.00

1996:
  First Quarter..........................................    11.75      8.375
  Second Quarter (through May 23, 1996)..................    15.375     9.125

     On May 17, 1996, the last full trading day before the public announcement by Parent and the Company of the execution of the Merger Agreement and Purchaser's intention to commence the Offer, the last reported sale price on the NYSE was $15.375 per Share. On May 23, 1996, the last full trading day before the commencement of the Offer, the last reported sale price on the NYSE was $15.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to published financial sources, the Company has not paid any dividends on the Shares for the periods presented above.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 Shares or the aggregate market value of the publicly held Shares were less than $5 million. The Company has represented that, as of May 20, 1996, there were 22,281,302 Shares outstanding and 23,074 Shares held in the Company's treasury. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the NYSE listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ('NASDAQ') or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a shareholders' meeting and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Company. Furthermore, 'affiliates' of the Company and persons holding 'restricted securities' of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the 'Securities Act'). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be 'margin securities' or eligible for listing or NASDAQ reporting. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

     The Shares are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute 'margin securities' for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices located at 700 Canal Street, Stamford, Connecticut 06902. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the 'Company 10-K'), the Company is an international provider of computing and networking products and services to commercial, governmental and educational users. The Company provides additional services, including network design and support, maintenance, facilities management and outsourcing through its sales offices nationwide. Through its subsidiaries, the Company also provides advance systems consulting, application-specific systems development services and personal computer equipment and networks.

     Set forth below is certain selected consolidated financial data, with respect to the Company and its subsidiaries excerpted from the Company 10-K and the Company 10-Q. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies are obtainable in the manner set forth below under 'Available Information.'

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                             THREE MONTHS         YEAR ENDED DECEMBER 31,
                             ENDED MARCH    ------------------------------------
INCOME STATEMENT DATA          31, 1996        1995          1994         1993
- ---------------------------  ------------   ----------    ----------    --------
                             (UNAUDITED)
Total net revenues.........  $  452,799     $1,515,557    $1,018,545    $219,663
Total cost of revenues.....     390,055      1,311,445       895,094     187,959
Selling, general and
  administrative
  expenses.................      47,857        145,618        86,211      22,492
Operating income (loss)....      13,571         53,352        34,638       8,473
Interest income
  (expense)................      (8,007)       (24,951)      (11,611)     (1,648)
Net income (loss)..........  $    3,451     $   17,268    $   13,931    $  4,257
Net income (loss) per
  common share:
     Primary...............  $      .15     $      .79    $      .78    $    .36
     Fully diluted.........  $      .15     $      .77    $      .78    $    .35

                                                    AT DECEMBER 31,
                             AT MARCH 31,   --------------------------------
BALANCE SHEET DATA               1996         1995        1994        1993
- ---------------------------  ------------   --------    --------    --------
                             (UNAUDITED)
Total assets...............  $  713,327     $710,384    $438,085    $153,382
Total current
  liabilities..............     495,411      502,026     278,583      87,111
Long-term debt.............      12,206       11,605      36,221       1,119
Company-obligated,
  mandatorily redeemable
  preferred securities of
  AmeriData Delaware,
  L.L.C....................      30,880       30,880
Stockholders' equity.......     164,983      156,951     121,494      65,002

     General Electric Pension Trust (the 'Pension Trust') is a master trust which is tax exempt pursuant to Section 501(a) of the Code, and is the funding vehicle for certain of the qualified defined benefit pension plans of GE and those trades or businesses which are under common control as set forth in Sections 414(b) and (c) of the Code and Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), including Parent. As indicated in the Company's proxy statement dated April 4, 1996, as of December 31, 1995, the Pension Trust owned 2,101,404 Shares (or approximately 9.7% of the outstanding Shares as of such date).

     Certain Company Projections. During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see
Section 11 below), in a telephone call, the Company discussed with Lazard Freres certain limited non-public business and financial information about the Company. Subsequently, the Company provided Parent with more detailed written, non-public business and financial information. The written information provided to Parent included (i) a preliminary plan projecting profit for 1996 of approximately $30 million based on projected total revenue of approximately $2.1 billion, (ii) balance sheet information that projected for 1996 (A) total assets of between approximately $650 million and $763 million for each quarter of 1996, (B) total liabilities of between approximately $461 million and $547 million for each quarter of 1996, and (C) total stockholders' equity of between approximately $189 million and $216 million, and (iii) cash flow information projecting cash from operations of approximately $36 million for 1996.

     The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Purchaser and Parent. The projections were not prepared with a view to public disclosure or for compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public

Accountants regarding projections or forecasts. The Company has advised Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and business developments. None of the Company, Purchaser or Parent or their respective financial advisors or any of their respective directors or officers assumes any responsibility for the accuracy of any of the projections. Because the estimates and assumptions underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond the Company's, Purchaser's and Parent's control, there can be no assurance that the projections will be realized. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those projected.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission that relates to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT, GE CAPITAL SERVICES AND GE

     Purchaser, a Delaware corporation, was organized to acquire all of the outstanding Shares pursuant to the Offer and has not conducted any unrelated activities since its organization. GAC Acquisition II Corp., a Delaware corporation ('GAC II'), was organized for the purpose of effecting the Second-Step Merger; and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned directly by GAC II. GAC II is a direct wholly-owned subsidiary of Parent. The principal executive offices of Purchaser and GAC II are located at 6875 Jimmy

Carter Boulevard, Suite 3200, Norcross, Georgia 30071.

     Parent is a New York corporation and a direct, wholly-owned subsidiary of General Electric Capital Services, Inc. ('GE Capital Services') which, in turn, is a wholly-owned subsidiary of GE. Parent, together with its subsidiaries, engages in financing services that include lending, equipment management services and annuities. The principal executive offices of Parent are located at 260 Long Ridge Road, Stamford, Connecticut 06927.

     GE Capital Services is a Delaware corporation and a direct, wholly-owned subsidiary of GE. The business of GE Capital Services consists of the ownership of two principal subsidiaries which, together with their affiliates, constitute GE's principal financial services businesses. The principal executive offices of GE Capital Services are located at 260 Long Ridge Road, Stamford, Connecticut 06927.

     GE, a New York corporation, engages in providing a wide variety of industrial, commercial and consumer products and services. The National Broadcasting Company, Inc. ('NBC'), a wholly-owned subsidiary of GE, is engaged principally in furnishing network television services, in operating television stations and in providing cable programming and distribution services. The principal executive offices of GE are located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

     Except as described in this Offer to Purchase, during the last five years, none of Purchaser, Parent, GE, GE Capital Services and GAC II or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser, Parent, GE, GE Capital Services and GAC II are set forth in Schedule I.

     Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted from Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Parent's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, in each case filed with the Commission by Parent. More comprehensive financial information is included in such reports and other documents filed with the Commission by Parent, and the following summary is qualified in its entirety by reference to such reports and other documents and all financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth with respect to information about the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                            THREE MONTHS        YEAR ENDED DECEMBER 31,
                               ENDED        --------------------------------
                           MARCH 31, 1996     1995        1994        1993
                           --------------   --------    --------    --------
                            (UNAUDITED)
Statement of Current &
  Retained Earnings:
  Earned income..........  $      5,620     $ 21,179    $ 16,923    $ 14,444
  Net earnings...........           605        2,261       1,918       1,478
  Financing Receivables--
    net..................        92,208       93,272      76,357      63,948

                             THREE MONTHS        YEAR ENDED DECEMBER 31,
                                ENDED        --------------------------------
                            MARCH 31, 1996     1995        1994        1993
                            --------------   --------    --------    --------
                             (UNAUDITED)
Statement of Financial
  Position:
  Total assets............  $    160,975     $160,825    $130,904    $117,939
  Short-term borrowings...        59,891       59,264      54,579      52,903
  Long-term senior
    notes.................        48,508       47,794      33,615      25,112
  Long-term subordinated
    notes.................           697          697         697         697
  Minority interest.......           696          703         615         426
  Equity..................        14,249       14,202      10,540      10,370

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, GAC II, GE or GE Capital Services or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any such person, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of Purchaser, Parent, GAC II, GE or GE Capital Services or, to the best knowledge of Parent and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required to consummate the Offer and the Merger, to pay related fees and expenses and to pay outstanding indebtedness of the Company that may become due as a result of the Offer and the Merger is approximately $825 million. Purchaser expects to obtain these funds in the form of capital contributions from GAC II. GAC II expects to obtain these funds from capital contributions and/or loans from Parent. Parent expects to fund the capital contributions and/or loans provided to GAC II from existing available working capital and/or from existing commercial paper programs.

11. BACKGROUND

  Background of the Offer

     In early 1995, representatives of the Company contacted representatives of Parent with respect to the possible acquisition by the Company of Parent's third party computer maintenance business. The parties subsequently engaged in several additional discussions concerning the possible acquisition, which discussions ceased in early 1995.

     In early 1996, a representative of Parent was contacted by a third party to inquire whether Parent was interested in discussing a possible business relationship between Parent and the Company. Parent's representative then contacted a representative of the Company and arranged for an informal meeting between representatives of each of the Company and Parent, which meeting was held thereafter.

     On February 6, 1996, Mr. Gerald Poch and Mr. Leonard Fassler, two of the three Co-Chairmen of the Company, had dinner with Mr. Michael Ford, President and Chief Executive Officer of Parent's Technology Management Services business (the 'Technology Management Business'), and Mr. Michael Upton, Senior Vice President of the Technology Management Business, to explore whether the parties had an interest in entering into discussions relating to a possible business relationship or business combination between Parent and the Company. The parties determined to continue discussions and on February 15, 1996, the Company and Parent entered into a Confidentiality Agreement.

     On February 21, 1996, Mr. Poch met again with Mr. Upton. At that meeting, Mr. Poch and Mr. Upton discussed a possible sale of the Company to Parent and Mr. Poch described the Company's structure and capabilities.


     On March 6, 1996, representatives of the Company including Messrs. Poch and Fassler and the Company's chief accounting officer met with representatives of Parent, including Mr. Upton, to further discuss the possibility of a sale of the Company. On March 7, 1996, Mr. Poch met with representatives of Parent and Lazard Freres, Parent's financial advisor, and made a formal presentation relating to the Company's business, financial condition and results of operations, as well as the Company's new computer system.

     During mid to late March of 1996, representatives of the Company and Parent continued to hold discussions regarding a possible sale of the Company to Parent. In these discussions, the Company's representatives indicated that the Company's board of directors was likely to require a price somewhat in excess of $15 per Share. Parent's representatives, however, did not engage in negotiations relating to price at that time.

     On April 1, 1996, a representative of the Company met with a representative of Parent and a representative of Lazard Freres. At this meeting, the Company's representative indicated that he believed, based on his informal discussions with the Company's board of directors, that a price somewhat in excess of $15 per Share would be required in order for the Company's board of directors to approve a transaction.

     During March, April and early May of 1996, representatives of Parent, Lazard Freres, Weil, Gotshal & Manges LLP ('Weil Gotshal'), counsel to Parent, and a consultant to Parent requested and received non-public information with respect to the Company. In connection with Parent's due diligence of the Company during this period, representatives of Parent, Lazard Freres, Weil Gotshal and representatives of Parent's consultant and representatives of the Company and Dewey Ballantine ('Dewey Ballantine'), legal counsel to the Company, contacted each other from time to time to discuss issues relating to due diligence.

     In early May of 1996, Parent's legal counsel furnished the Company and the Company's legal counsel with a draft merger agreement. During the first three weeks of May of 1996, representatives of Parent, Lazard Freres and Weil Gotshal negotiated the terms of a merger agreement with representatives of the Company and Dewey Ballantine. During these negotiations, representatives of Parent indicated to representatives of the Company and the Company's legal counsel that it was a condition to Parent's willingness to enter into a merger agreement that certain Stockholders enter into a stockholders agreement pursuant to which such Stockholders would agree, among other things, to tender their Shares in the Offer. Also during the first three weeks of May of 1996, amendments to the employment agreements of each of the three Co-Chairmen were negotiated with the Company and Parent (the 'Amendment Agreements').

     From Thursday, May 16 through the morning of Monday, May 20, 1996, representatives of the Company and its legal counsel continued to meet with representatives of Parent, Lazard Freres and Parent's legal counsel to negotiate the terms of the merger agreement. During this same period, representatives of Parent and its legal counsel negotiated the terms of the Stockholders Agreement with the Selling Stockholders and representatives of Dewey Ballantine, and the terms of the Amendment Agreements with the Company's three Co-Chairmen and representatives of Dewey Ballantine. On May 17, 1996, Mr. Poch spoke with a representative of Lazard Freres and indicated that the Company's board of directors would not be prepared to accept an offer from Parent for the sale of the Company at a price below $16 per Share. Later that day, a representative of Alex Brown spoke with a representative of Lazard Freres and discussed Alex Brown's valuation analysis of the Company. The negotiations from Thursday, May 16, 1996 through Monday, May 20, 1996 culminated in the Company and Parent agreeing upon the form of definitive Merger Agreement, the Selling Stockholders and Parent agreeing upon the form of definitive Stockholders Agreement and the three Co-Chairmen of the Company, the Company and Parent agreeing upon the form of definitive Amendment Agreements.

     During the evening of May 19, 1996, Parent's board of directors approved the Merger Agreement and the Stockholders Agreement and the transactions contemplated therein, subject to satisfactory negotiation of the remaining unresolved issues, including price. Later that evening, Parent's representatives informed the Company's representatives that Parent was prepared to pay $16 per Share to acquire the Company. During that same evening, the Company's representatives informed Parent's representatives that the Company's board of directors had approved the Merger Agreement and the transactions contemplated therein and representatives of Dewey Ballantine informed representatives of Parent that the Selling Stockholders had agreed to the terms of the Stockholders Agreement and the transactions contemplated therein and that the Company's three Co-Chairmen had agreed to the terms of the Amendment Agreements.

     On May 20, 1996, the Merger Agreement, the Stockholders Agreement and the Amendment Agreements were executed and the transaction was publicly announced.

  Other

     The Company 10-K indicates that during October 1994, the Company acquired the business of American Computer Rental, Inc. ('ACR'), a provider of short-term computer rental equipment to commercial and governmental users, and that in connection with such acquisition the Company assumed certain obligations of ACR to Parent related to the financing of rental equipment. As indicated in the Company 10-K, at December 31, 1995, such obligations aggregated approximately $4.3 million and bear interest at the prime rate plus 1.5%.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT; OTHER AGREEMENTS

  Purpose of the Offer and the Merger

     The purpose of the Offer and the Merger is to enable Purchaser to acquire, in one or more transactions, control of the Company and the entire equity interest in the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     Parent believes that the Company's business will strengthen Parent's capabilities as a global desktop systems integrater by geographically expanding the markets in which Parent's desktop systems integrater business operates.

  Plans for the Company

     It is currently contemplated that following the consummation of the Merger, Parent will cause the Second-Step Merger to be effected. As a result of the Second-Step Merger, certain options to purchase Shares granted by the Company will thereafter represent the right to receive for each Share subject to such option, upon exercise thereof in accordance with their terms, an amount in cash equal to the difference between (i) the Offer Price, and (ii) the exercise price with respect to such option.

     Parent intends, from time to time after completion of the Offer, to evaluate and review the Company's operations and consider what, if any, changes would be desirable in light of circumstances that then exist. Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or any subsidiary or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management or Board.

  The Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 above.

     The Offer. The Merger Agreement provides for the commencement of the Offer. Purchaser has expressly reserved the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the prior written consent of the Company, Purchaser has agreed that it will not (i) decrease or change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer, (ii) impose additional conditions to the Offer, (iii) extend the Expiration Date of the Offer (except as required by law or the applicable rules and regulations of the Commission and except that Purchaser may extend the Expiration Date of the Offer (x) for up to twenty (20) business days after the initial Expiration Date or (y) for longer periods (not to exceed 120 calendar days from the date of commencement) in the event that any condition to the Offer is not satisfied), or (iv) amend any term of the Offer in any manner adverse to Stockholders; provided, however, that, except as set forth above, Purchaser may waive any condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser will accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practical after the Expiration Date thereof.


     Payment for Shares. Prior to the Effective Time, Parent will deposit or shall cause to be deposited with the Paying Agent (as defined in the Merger Agreement) in a separate fund established for the benefit of the holders of Shares, for payment in accordance with the Merger Agreement (the 'Payment Fund'), immediately available funds in amounts necessary to make the payments pursuant to the Merger Agreement to holders of Shares (other than the Company or any wholly-owned subsidiary of the Company or Parent, Purchaser or any other wholly-owned Subsidiary of Parent, or holders of Dissenting Shares (as defined below)). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

     Any portion of the Payment Fund which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of Shares who have not theretofore complied with the Merger Agreement and the Instructions set forth in the Letter of Transmittal mailed to such holder after the Effective Time shall thereafter look only to the Company for payment of the Merger Consideration to which they are entitled; provided that if, but only if, the Company shall have defaulted in its obligation to make such payment within a reasonable period of time after receipt of written request therefor from any such holder, such holder may thereafter look to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

     Board Representation. The Merger Agreement provides that promptly upon the purchase pursuant to the Offer by Parent or any of its subsidiaries (including Purchaser) of such number of Shares that represents at least a majority of the Shares outstanding, and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board that equals the product of (x) the number of directors (the 'Parent Designees') on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the 'Board Percentage'), and the Company will, subject to Parent's having theretofore provided the Company with the information with respect to Parent's Designees required pursuant to compliance with Section 14(f) of the Exchange Act, promptly satisfy the Board Percentage by (i) increasing the size of the Board or (ii) securing the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Board (and the Company shall use its best efforts to cause the then remaining members of the Board to promptly so elect Parent's Designees). At the request of Parent, the Company will take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to the Stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's Stockholders in the Schedule 14D-9. Following the election or appointment of Parent's Designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser, or waiver of the Company's rights under the Merger Agreement will require the concurrence of a majority of directors of the Company then in office who are directors on the date of the Merger Agreement and who voted to approve the Merger Agreement; provided that if there are no such directors, such actions may be effected by majority vote of the entire Board.

     Consideration to be Paid in the Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation. At the Effective Time, by virtue of the Merger, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned, directly or indirectly, by the Company or any wholly-owned subsidiary of the Company or by Parent, Purchaser or any other wholly-owned subsidiary of Parent and excluding Dissenting Shares (as defined below)) will be converted into the right to receive the Merger Consideration, without any interest thereon, upon surrender and exchange of a certificate which immediately prior to the Effective Time represented such Shares (each, a 'Certificate'). Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, which will thereupon become an indirect, wholly-owned subsidiary of Parent. Each Share and all other shares of capital stock of the Company that are owned by the Company and all Shares and other shares of capital stock of the Company owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent or the Company will be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange therefor. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger.

     Options, Warrants and Other Purchase Rights. After the Effective Time, each holder of (i) a then outstanding option (collectively, the 'Employee Options') to purchase Shares under the Company's 1991 Stock Option Plan and the Option Agreements between the Company and certain of its officers, directors, employees and consultants (the 'Stock Option Plans'), (ii) a Warrant (as defined in the Merger Agreement ), and (iii) except as provided in the Merger Agreement, any other option, warrant or other right to acquire (upon purchase, exchange, conversion or otherwise) Shares (collectively, the 'Other Options' and, together with the Employee Options, the 'Options'), shall upon exercise of such Option or Warrant in accordance with its terms, be entitled to receive for each Share subject to such Option or Warrant, in settlement and cancellation thereof, an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Price and the per

Share exercise price of such Option or Warrant, as the case may be, to the extent such difference is a positive number; provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. The surrender of an Option or Warrant to the Company in exchange for the

Option/Warrant Consideration shall be deemed a release of any and all rights the holder had or may have in respect of such Option or Warrant.

     At the Effective Time, each holder of a right to purchase Shares under the Company's 1991 Stock Purchase Plan (the 'Stock Purchase Plan') pursuant to any offering under the Stock Purchase Plan (a 'Right'), whether or not then exercisable, shall, in settlement and cancellation thereof, receive for such Right an amount (subject to any applicable withholding tax) in cash (such amount being hereinafter referred to as the 'Rights Consideration') equal to the sum of
(i) the product of such holder's Accrued Shares (as defined below) with respect to such offering times the difference between (A) the Offer Price and (B) the lower of (I) 85% of the fair market value of the Shares on the effective date of the related offering under the Stock Purchase Plan (determined in accordance with the Stock Purchase Plan) and (II) 85% of the fair market value of the Shares on the date immediately prior to the public announcement of the Offer (such lower amount with respect to an offering, the 'Applicable Per Share Price'), to the extent such difference is a positive number, plus (ii) an amount equal to the aggregate amount in such holder's payroll deduction account with the Company with respect to such offering at the Effective Time (the 'Related Deduction Account Amount'); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the related Rights Consideration, the Right shall be canceled and such receipt shall be deemed a release of any and all rights the holder had or may have had in respect of such Right. The 'Accrued Shares' of a holder of a Right with respect to any offering under the Stock Purchase Plan shall mean the amount obtained by dividing (I) the Related Deduction Account Amount with respect to such offering by (II) the Applicable Per Share Price with respect to such offering, rounded up to the next whole share.

     After the Effective Time, each holder of a Subordinated Debenture shall be entitled to receive, upon conversion thereof in accordance with the terms thereof, in settlement and cancellation thereof, solely an amount (subject to any applicable withholding tax) in cash equal to the amount receivable upon the consummation of the Merger by a holder of that number of Shares into which the Subordinated Debentures of such holder were convertible immediately prior to the Merger. The foregoing will apply whether such conversion of the Subordinated Debenture occurs upon conversion of any of the Preferred Securities in accordance with the terms thereof or otherwise.

     Prior to the Effective Time, the Company will use its commercially reasonable efforts to obtain all necessary consents or releases from holders of Options, Warrants, Rights, Preferred Securities and Subordinated Debentures (collectively, the 'Equity Purchase Rights') and shall take all such other lawful action as may be necessary to give effect to the transactions described above. Prior to the Effective Time, the Company will (i) terminate the Stock Option Plans and Stock Purchase Plan without liability to the Company or the Surviving Corporation (other than as contemplated by the Merger Agreement) as of the Effective Time and terminate or cancel as of the Effective Time the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof and (ii) take all action reasonably necessary to ensure that following the Effective Time no holder of any Equity Purchase Right or participant in any other plan, program or arrangement shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     Dissenting Shares. Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the 'Dissenting Shares') will not be converted into or represent the right to receive the Merger Consideration. Such Shares instead will, from and after the Effective Time, represent only the right to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in the Merger Agreement, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Shares.

     Stockholders' Meeting. The Merger Agreement provides that the Company will, as soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, duly call, give notice of, convene and hold a stockholders' meeting (the 'Company Stockholders' Meeting') for the purpose of approving the Merger Agreement and the transactions contemplated thereby. At the Company Stockholders' Meeting, the Board will recommend to its stockholders the adoption and approval of the Merger Agreement and the transactions contemplated thereby. As soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, the Company and Parent will prepare and file with the Commission a proxy statement, if necessary. The Company shall use its best efforts to respond to all Commission comments with respect to the proxy statement and to cause the proxy statement and the form of proxy, which will comply as to form with all applicable laws, to be mailed to the Stockholders at the earliest practicable date.

     Notwithstanding the preceding paragraph, in the event that Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares in the Offer, the parties to the Merger Agreement have agreed, at the request of Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. Subject to the foregoing sentence, Parent will cause Purchaser to take all actions necessary to approve the Merger Agreement and the transactions contemplated thereby.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company to the Parent and Purchaser with respect to (i)

organization; standing and power, (ii) capital structure, (iii) authority; no violations; consents and approvals, (iv) Commission documents; financial statements, (v) information supplied, (vi) compliance with applicable laws,
(vii) litigation, (viii) taxes, (ix) pension and benefit plans; ERISA, (x) absence of certain changes or events, (xi) no undisclosed material liabilities,
(xii) opinion of financial advisor, (xiii) vote required, (xiv) labor matters,
(xv) intangible property, (xvi) environmental matters, (xvii) real property; other assets, (xviii) insurance, (xix) material contracts, (xx) related party transactions, (xxi) liens, (xxii) brokerage fees and commissions other fees, (xxiii) no excess parachute payments, (xxiv) state takeover statutes, (xxv) pending and proposed transactions and (xxvi) media interests.

     Parent and Purchaser also have made certain representations and warranties to the Company with respect to (i) organization; standing and power, (ii) authority; no violations; consents and approvals; (iii) interim operations of Purchaser, (iv) information supplied, (v) brokerage fees and commissions and
(vi) financial capability.

     Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement and continuing until the Effective Time (except as Parent otherwise consents to in writing), the Company and its subsidiaries will carry on their businesses in the ordinary course in substantially the same manner as previously conducted, and will use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business will not be impaired in any material respect at the Effective Time. Except as provided in the Merger Agreement, the Company has further agreed that neither it, nor any of its subsidiaries will: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for cash dividends or distributions paid on or with respect to the capital stock of a wholly-owned subsidiary and except for cash distributions payable with respect to the Preferred Securities in accordance with their present terms; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; (iii) redeem, repurchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock; (iv) grant any options, warrants or rights to purchase Shares; (v) amend or reprice any Option or Warrant or the Stock Option Plans or the Rights or the Stock Purchase Plan; (vi) issue, deliver or sell, or pledge or otherwise encumber, or authorize or propose to issue, deliver or sell, or pledge or otherwise encumber, any shares of its capital stock of any class or series, any Company Voting Debt (as defined in the Merger Agreement) or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible or exchangeable securities, other than the issuance of Shares upon (A) the exercise of Options outstanding on the date of the Merger Agreement in accordance with their present terms, (B) the exercise of the Warrants outstanding on the date of the Merger Agreement in accordance with their present terms, (C) the exercise of Rights pursuant to the

Stock Purchase Plan in accordance with their present terms, and (D) the conversion of the Subordinated Debentures by the holders thereof in accordance with their present terms; (vii) amend or propose to amend its Certificate of Incorporation or Bylaws or other comparable constituent documents; (viii) acquire or agree to acquire by merger or consolidation or purchase of a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or any assets that are material, individually or in the aggregate, to the Company and its subsidiaries as a whole; (ix) sell, lease, encumber or otherwise dispose of or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any asset (except for dispositions in the ordinary course of business consistent with past practice which are not (other than sales of inventory) material, individually or in the aggregate to the Company and its subsidiaries); (x) authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries other than the dissolution of Dormant Subsidiaries (as defined in the Merger Agreement); (xi) take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties pursuant to the Merger Agreement being untrue in any material respect, or in any of the conditions to the Merger Agreement not being satisfied; (xii) grant any increases in the compensation of any of its directors, officers or key employees other than regularly scheduled increases representing (in the case of all directors and officers, and all key employees whose annual compensation (including salary and bonus) exceeds $100,000) an aggregate increase of not more than 5%; pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans or Company Pension Plans (each as defined in the Merger Agreement) as in effect on the date of the Merger Agreement to any such director, officer or key employee, whether past or present; enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee other than At-Will Employment Agreements providing for total annual compensation (including salary and bonus) of less than $100,000; terminate or amend the employment agreements of Messrs. Poch and McCleary or the employment or advisory agreements with Mr. Fassler; or, except as may be required to comply with applicable law, become obligated under any new Company Employee Benefit Plan or Company Pension Plan, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (xiii) except as permitted by the Merger Agreement, assume or incur any Indebtedness (as defined in the Merger Agreement) for borrowed money (other than pursuant to credit facilities existing on the date of the Merger Agreement in accordance with their present terms) or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the assets or property of the Company or any of its subsidiaries in connection with any Indebtedness thereof (other than security interests arising pursuant to mortgages or other security agreements in effect on the date of the Merger Agreement covering credit facilities existing on the date of the Merger Agreement), or enter into any 'keep well' or other agreement or arrangement to maintain the financial condition of another Person (as defined in the Merger Agreement) or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company and other than loans or advances to customers and employees in the ordinary course of business consistent with past practice;
(xiv) enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any contract agreement, commitment, arrangement or right specified on a certain schedule to the Merger Agreement or which, if such contract, agreement, arrangement or right had existed as of the date of the Merger Agreement, would have been required to be so specified; provided, however, that the foregoing does not limit the right of the Company or any of its subsidiaries to enter into certain contracts in the ordinary course of business consistent with past practice and involving annual payments of not more than $5,000,000; (xv) permit a material change in any of its financial reporting, tax, or accounting practices or policies or in any assumption underlying such practices or policies, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes, except as may be required by GAAP;
(xvi) except as permitted by the Merger Agreement and except for capital expenditures for MIS and rental inventory purchases, make or authorize any capital expenditures in excess of $100,000 individually and $500,000 in the aggregate per month; (xvii) make any tax election or settle or compromise any material tax liability; or (xviii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of any of its liabilities or obligations, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party. The Company has further agreed that it and its subsidiaries will: (i) confer with Parent to the extent reasonably requested by Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could have, a Material Adverse Effect (as defined in the Merger Agreement) on the Company, and promptly provide Parent (or its counsel) with copies of all filings made by the Company with the Commission or any other state, federal or foreign Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby; (ii) prepare and timely file any income tax return of the Company or any subsidiary that has not yet been filed and is required to be filed on or prior to the Effective Time, in a manner consistent with prior years and all applicable laws and regulations (or shall obtain a valid extension of time in which to make such filings); (iii) inform Parent of any notice or other communication from any person alleging that their consent is or may be required in connection with the transactions contemplated by the Merger Agreement; (iv) provide Parent with copies of all filings made by the Company with the Commission or other governmental authority or instrumentality, domestic or foreign (a 'Governmental Entity') in connection with the Merger Agreement; and (v) promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any subsidiary which, if pending on the date of the Merger

Agreement, would have been required to have been disclosed pursuant to the Merger Agreement or which relate to the consummation of the transactions contemplated by the Merger Agreement.

     Other Agreements. The Company, Purchaser and Parent have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Offer, the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and the Stockholders Agreement and to cooperate with and furnish information to each other. Without limiting the generality or effect of the foregoing, the Company will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the Company, Parent or any of their subsidiaries in connection with the Offer, the Merger, the Merger Agreement, or the taking of any action contemplated hereby or thereby; provided, however, that Parent need not agree with the Department of Justice or any other Governmental Entity to hold separate, sell or otherwise dispose of any subsidiary of Parent or the Company or assets or properties of any of the foregoing, or to agree to any conditions deemed by Parent to be adverse to it or the Company (or any of their respective subsidiaries).

     No Solicitation. The Merger Agreement provides that from and after the date of the Merger Agreement until the termination of the Merger Agreement, the Company will not, and will not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its subsidiaries) to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain or with respect to an Acquisition Proposal or agree to or endorse any Acquisition Proposal, provided, however, that prior to the Company Stockholders Meeting, if in the good faith opinion of the Board, based on the advice of outside legal counsel, the failure to proceed in accordance with clause (A) and/or (B) below of this paragraph would violate its fiduciary duties to the Stockholders under applicable law, the Company may, subject to compliance with certain notice requirements to Parent concerning any inquiry with respect to or which could lead to any Acquisition Proposal as specified in the Merger Agreement, in response to an unsolicited written bona fide Acquisition Proposal that in the good faith opinion of the Board, based on the advice of an independent nationally recognized financial advisor and outside legal counsel, would reasonably be expected to result in a Superior Proposal (as defined below), (A) furnish information with respect to the Company to such person making such proposal pursuant to a customary confidentiality agreement with such person and (B)

participate in negotiations regarding such Acquisition Proposal; provided that, in the case of clauses (A) and (B) above, the Company has provided a written notice to Parent of its intention to proceed under such clause (A) or (B) above. The Merger Agreement further provides that without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries, acting on behalf or under authority of the Company or any subsidiary of the Company, would be deemed to be a breach of this paragraph by the Company. For purposes of the Merger Agreement, 'Acquisition Proposal' means an inquiry, offer or proposal regarding any of the following (other than the transactions between the Company, Parent and Purchaser contemplated under the Merger Agreement) involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (y) any tender offer or exchange offer for or other purchase of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     The Company has also agreed that, except as set forth in the Merger Agreement, the Board and any committee thereof will not (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board or any such committee of the Merger or the Merger Agreement, (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (C) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the preceding sentence, in the event that prior to the Company Stockholders' Meeting the Board determines in good faith, based on the advice of outside counsel, that the failure to proceed in accordance with clause (x), (y) and/or (z) below of this paragraph would violate its fiduciary duties to the Company's stockholders under applicable law, the Board may (subject to the terms of this sentence and the following sentence)
(x) withdraw or modify its recommendation of the Merger or the Merger Agreement,
(y) approve or recommend a Superior Proposal, and (z) cause the Company to enter into an agreement with respect to a Superior Proposal, in each case at any time following Parent's receipt of a written notice advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company will not take any of the actions specified in such clauses (x), (y) or (z) unless the Company has furnished Parent with written notice (defined in the Merger Agreement) specifying such actions to be taken no later than 12:00 noon New York City time four business days prior to the date such actions are proposed to be taken and will not take any of the actions set forth in clauses (y) or (z) above if, after taking into account modifications to the Merger Agreement proposed by Parent, such Acquisition Proposal would not be a Superior Proposal. In addition, if the Board or the Company proposes to take any of the actions permitted by the preceding sentence with respect to any Acquisition Proposal, then the Company will, prior to taking such action, pay, or cause to be paid, to Parent the Termination Payment (as defined below), and, in the case of clauses (y) and (z), cause the person making the Superior Proposal to acknowledge such obligations.

     Under the Merger Agreement, the term 'Superior Proposal' means any bona fide Acquisition Proposal that has the following characteristics: (x) it is a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or readily marketable securities, (A) Shares representing 100% of the voting power of (I) the outstanding Shares, (II) the Shares issuable upon (aa) the conversion of the Subordinated Debentures, (bb) the exercise of the options outstanding and (cc) the exercise of the warrants outstanding, or (B) all or substantially all the assets of the Company, (y) the terms of such proposal in the good faith judgment of the Board (based on the written opinion of an independent financial advisor of nationally recognized reputation) provide a per share consideration to the Stockholders which is higher than the per share consideration provided by the Merger (after taking into account any modifications to the Merger Agreement proposed by Parent) and (z) the transactions envisioned by such proposal, in the good faith judgment of the Board, based on the advice of an independent nationally recognized financial advisor and outside legal counsel, is readily financeable and reasonably likely to be consummated without unreasonable delay or unusual conditions compared to the transactions contemplated by the Merger Agreement.

     In addition to the obligations set forth in the Merger Agreement with respect to an Acquisition Proposal as stipulated in the Merger Agreement, the Company will immediately advise Parent orally and in writing of any request for information relating to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry. The Company will keep Parent fully and timely informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     Fees and Expenses. The Merger Agreement provides that, except as described below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the expense. The Company has agreed to immediately pay, or cause to be paid, in same day funds to Parent the Termination Payment (as defined below) upon demand if (a) Parent terminates the Merger Agreement in the event that (i) the Board or any committee thereof withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger or approves or recommends an Acquisition Proposal or resolves to do any of the foregoing or
(ii) the Company enters into an agreement with respect to an Acquisition Proposal; (b) the Company terminates the Merger Agreement in the event that (x) the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger or (y) the Company enters into a definitive agreement pursuant to an Acquisition Proposal as stipulated in the Merger Agreement; (c) the Offer terminates, is withdrawn, is abandoned or expires by reason of the failure of any condition set forth in Exhibit A to the Merger Agreement to be satisfied and prior to such termination a bona fide Acquisition Proposal shall have been made; (d) Parent or the Company terminates the Merger Agreement in the event that Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof and prior to such termination a bona fide Acquisition Proposal shall have been made; or (e) the Company terminates the Merger Agreement in the event that the Offer shall have expired or have been withdrawn, abandoned or terminated without any Shares being purchased by Purchaser thereunder on or prior to the 120th day after May 24, 1996 and, prior to such termination, a bona fide Acquisition Proposal shall have been made. 'Termination Payment' means the sum of (i) all of Parent's out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement (the 'Expenses') and (ii) $10,000,000 (the 'Termination Fee'); provided that if at or prior to the time the Termination Payment is payable the Company has entered into a definitive agreement with a third party for such third party to acquire the Company in a transaction which would qualify to be accounted for, under applicable guidelines of the Commission, as a pooling of interests transaction but for the size of the Termination Payment, then the amount of the Termination Payment shall be reduced to the extent necessary to enable such transaction to qualify as a pooling of interests (but in no event will the Termination Payment be reduced below 1% of the transaction value). The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent upon termination subject to upward or downward adjustment as provided in the next sentence. In the event that Parent's actual out-of-pocket expenses exceed such estimate, the amount of any such excess shall be payable upon demand, and in the event that Parent's actual expenses are less than the amount of such estimate, Parent shall promptly refund such lesser amount.

     Brokers or Finders Fees. Pursuant to the Merger Agreement the Company agrees to indemnify and hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person to the extent such fee, commission or expense is attributable to any action taken by or on behalf of the Company or any of its subsidiaries or affiliates. Parent agrees to indemnify and hold Company harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person to the extent such fee, commission or expense is attributable to any action taken by or on behalf of Parent.

     Conditions to the Merger. Pursuant to the Merger Agreement, the obligation of each party to effect the Merger is subject to the satisfaction, prior to the closing date of the Merger, of the following conditions: (i) the Merger Agreement and the Merger will have been approved and adopted by the affirmative vote of the holders of a majority of the Shares entitled to vote thereon if such vote is required by applicable law, (ii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated, and any formal investigations relating to the Merger that may have been opened by the Department of Justice or the Federal Trade Commission (by means of a written request for additional information or otherwise) will have been terminated, (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; provided, however, that prior to invoking this condition, each party will use all commercially reasonable efforts to have any such order, injunction, restraint or prohibition vacated; and (iv) the FCC will have granted the Pro Forma Application.

     The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Purchaser: (a) Purchaser will have accepted for payment and paid for all Shares tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates will own, at consummation of the Offer, a sufficient number of outstanding Shares to satisfy the Minimum Tender Condition, except if the failure of this condition to occur is caused by the material breach of the Merger Agreement by Parent or Purchaser; (b) the representations and warranties of the Company set forth in the Merger Agreement will be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the closing date of the Merger (the 'Closing Date') as though made on and as of the Closing Date, and Parent will have received a certificate signed on behalf of the Company by the chief executive officer and by the chief accounting officer of the Company to such effect; (c) the Company will have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time, and Parent will have received a certificate signed on behalf of the Company by the chief executive officer and by the chief accounting officer of the Company to such effect; (d) all consents and approvals (collectively, 'Consents') of third parties as are necessary to cure any violation of any agreement arising out of the transactions contemplated by the Merger Agreement will have been obtained, except with respect to those agreements listed or referred to on a certain schedule of the Merger Agreement and such Consents the failure to deliver which could not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company;
(e) other than the filing of the Certificate of Merger as provided for in the Merger Agreement, all licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including those in connection with: (1) premerger notification under the HSR Act and the expiration or termination of the applicable waiting period thereunder, (2) the proxy statement, Schedule 14D-9 or other reports required to be filed with the Commission, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (4) certain filings, consents and approvals, as may be required pursuant to the Competition Act (Canada), the Federal Law on Economic Competition of Mexico, the Austrian Cartel Act of 1988, as amended, and the FCC) requisite to consummation of the Merger and the transactions contemplated thereby, will have been filed, occurred or been obtained, as the case may be; (f) the transactions referred to in 'FCC Matters' below shall have been consummated on terms reasonably satisfactory to Parent, and the Long-Form Application (as defined below) shall have been filed; (g) there will not be pending or threatened any suit, action or proceeding by any governmental entity
(i) challenging the acquisition by Parent of any Shares, seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent, or any of their respective subsidiaries any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent, or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries as a result of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement,
(iii) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares or shares of capital stock of the Company or the Surviving Corporation, including, without limitation, the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation, (iv) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent; and (h) on or prior to the date of the Merger Agreement, the Company will have caused (i) the Stock Option Plan and the Stock Purchase Plan to be amended, and (ii) the Subordinated Debentures to be amended, in each case effective not later than the Effective Time, in such manner as to provide that after the Effective Time, the holders of the Equity Purchase Rights evidenced thereby will only be entitled to receive the consideration specified in the Merger Agreement.

     The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company: (i) the representations and warranties of Parent and Purchaser set forth in the Merger Agreement will be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement, and the Company will have received a certificate signed on behalf of Parent by an officer of Parent to such effect,
(ii) Parent and Purchaser will have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, and the Company will have received a certificate signed on behalf of Parent by an officer of Parent to such effect and (iii) other than the filing of the Certificate of Merger as provided for in the Merger Agreement, all licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including those in connection with: (1) premerger notification under the HSR Act and the expiration or termination of the applicable waiting period thereunder, (2) the proxy statement, Schedule 14D-9 or other Commission reports, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and
(4) certain filings, consents and approvals, as may be required pursuant to the Competition Act (Canada), the Federal Law on Economic Competition of Mexico, the Austrian Cartel Act of 1988, as amended and the FCC) requisite to consummation of the Merger and the transactions contemplated thereby, will have been filed, occurred or been obtained, as the case may be.

     FCC Matters. The Merger Agreement obligates the Company to restructure its interests in two subsidiaries that own and operate radio stations serving Stowe,

Vermont and Waco, Texas in order that, subject to FCC approval, control of such subsidiaries will be transferred to a group (the 'Control Group') comprised of not less than a majority of the directors of the Company as of the date of the Merger Agreement. The Company is further obligated to file with the FCC an application (the 'Pro Forma Application') for consent to the pro forma transfer of control of these subsidiaries from the Company to the Control Group. The Control Group is obligated to prepare and file with the FCC an application (the 'Long-Form Application') for consent to the transfer of control of such subsidiaries to the Company following the consummation of the Offer. See Section 15.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent by: (a) mutual written consent of the Company and Parent; (b) either the Company or Parent (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other as set forth in the Merger Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach from the other party, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger has become final and non-appealable; (c) either the Company or Parent if the Merger shall not have been consummated on or before December 20, 1996; provided, that the right to terminate the Merger Agreement under this paragraph will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (d) Parent if (i) the Board or any committee thereof withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger or approves or recommends an Acquisition Proposal or resolves to do any of the foregoing or (ii) the Company enters into an agreement with respect to an Acquisition Proposal; (e) the Company, if Purchaser fails to commence the Offer within five business days following the date of the initial public announcement of the Offer; (f) Parent, if the Offer terminates, is withdrawn, is abandoned or expires by reason of the failure of any condition set forth in Exhibit A to the Merger Agreement; (g) the Company, if the Offer expires or is withdrawn, abandoned or terminated without any Shares being purchased by Purchaser thereunder on or prior to the 120th day after the date of commencement of the Offer pursuant to the Merger Agreement;
(h) the Company if (i) the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger pursuant to an Acquisition Proposal as stipulated in the Merger Agreement and (ii) the Company simultaneously with terminating the Merger Agreement pays Parent the Termination Payment in cash and otherwise complies with the Merger Agreement; (i) Parent or the Company if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; (j) the Company if (i) the Company enters into a definitive agreement pursuant to an Acquisition Proposal as stipulated in the Merger Agreement and (ii) the Company simultaneously with terminating the Merger Agreement pays Parent the Termination Payment in cash and otherwise complies with the Merger Agreement; (k) Parent if any of the conditions precedent with respect to each party or with respect to the Parent and the Purchaser shall become impossible to fulfill (other than as a result of any breach by Parent of the terms of the Merger Agreement) and have not been waived in accordance with the terms of the Merger Agreement; or (l) the Company, if any of the conditions precedent with respect to each party or with respect to the Company shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of the Merger Agreement) and have not been waived in accordance with the terms of the Merger Agreement.

     Indemnification. The Merger Agreement provides that the indemnification obligations set forth in the Company's Certificate of Incorporation and By-laws, as amended to the date of the Merger Agreement, will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors (including any members of the Company's Compensation Committee), officers, employees or agents of the Company (the 'Indemnified Parties'). Parent will cause Company to fulfill its indemnification obligations as set forth in this paragraph.

     For a period of two years after the Effective Time, the Surviving Corporation will maintain in effect the employed lawyers' errors and omissions liability policy maintained by the Company and its subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties covered thereby) with respect to matters arising before the Effective Time, provided that Surviving Corporation will not be required to pay an annual premium for such insurance in excess of $60,000, but in such case will purchase as much coverage as possible for such amount.

     Amendment. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained in the Merger Agreement; provided, however, that after the Company Stockholder Approval (as defined in the Merger Agreement) is obtained, no such amendment or modification will reduce the amount or change the form of consideration to be delivered to the Stockholders of the Company.

     Timing. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Purchaser has agreed to cause the Merger to be consummated on the terms and subject to the conditions set forth above, there can be no assurance as to the timing of the Merger.

THE STOCKHOLDERS AGREEMENT

     As an inducement and a condition to entering into the Merger Agreement, Parent required that certain Stockholders (the 'Selling Stockholders') agree, and the Selling Stockholders agreed, to enter into the Stockholders Agreement.

     The following is a summary of the material terms of the Stockholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     Tender of Shares. Upon the terms and subject to the conditions of the Stockholders Agreement, each Selling Stockholder has agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares set forth opposite such Stockholder's name on Schedule I to the Stockholders Agreement (the 'Existing Shares'), as well as any Shares acquired by such Stockholder after the date of the Stockholders Agreement and prior to the termination of the Stockholders Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (collectively with the Existing Shares, the 'Shares').

     Voting. Each Selling Stockholder has agreed that during the period commencing on the date of the Stockholders Agreement and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the Stockholders, however called, or in connection with any written consent of the Stockholders, the Selling Stockholders will vote (or cause to be voted) the Shares held of record or beneficially owned by the Selling Stockholder whether now owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholders Agreement (before giving effect to any materiality or similar qualifications contained therein); and
(iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the

Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Stockholders Agreement and the Merger Agreement. Each Selling Stockholder has further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements described above.

     Representations and Warranties, Covenants and Other Agreements. Each Selling Stockholder has made certain representations, warranties and covenants, including with respect to (i) ownership of Shares, (ii) legal capacity, power and authority to enter into and perform its obligations under the Stockholders Agreement, (iii) absence of conflicts, (iv) absence of liens and encumbrances with respect to the Shares, (v) absence of fees other than those arising from existing financial advisory and investment banking agreements, (vi) prohibition on solicitation, (vii) restrictions on the transfer of the Shares, and (viii) waiver of appraisal rights.

EMPLOYMENT AGREEMENTS

     Messrs. Poch, Fassler and McCleary have each amended their respective employment agreements with the Company pursuant to their respective Amendment Agreements effective upon, and subject to, the acceptance by Purchaser of, or payment by Purchaser for, Shares pursuant to the Offer. Upon effectiveness of the Amendment Agreements for each of Messrs. Poch and McCleary, such Amendment Agreements shall (i) modify and extend to 48 months following the executive's termination of employment the provisions relating to such executive's non-competition with the Company, non-solicitation of customers of the Company and non-disclosure of Company information, (ii) provide that the Company can terminate the executive at any time, (iii) provide that the executive's employment with the Company shall be deemed terminated if there is an attempt to change the executive's place of work to a location more than 15 miles from its present location and, in the case of Mr. Poch, if there is a material diminution in the executive's duties, (iv) provide for severance pay if the executive's employment is terminated (other than for cause or on account of death or disability) (A) in the amount of $1,000,000 if such termination occurs during the 12-month period following the effective date of the Amendment Agreement and
(B) if such termination occurs subsequent to such 12-month period, in a lump-sum amount equal to the compensation not yet paid under the terms of such Amendment Agreement, (v) provide that the Company and the executive will negotiate to amend the bonus provisions in the executive's employment agreement so as not to result in an enlargement or diminution of the executive's right to bonus compensation following the Merger (except as provided in clause (vi)) and (vi) in the case of Mr. Poch, provide for a $100,000 increase in the amount of his bonus in respect of each of the first two years following the effective date of his Amendment Agreement.

     Upon the effectiveness of Mr. Fassler's Amendment Agreement, Mr. Fassler will serve, pursuant to such agreement, as an advisor to the Company for a period of two and one-half years in connection with future mergers and acquisitions by the Company. During the first two years of the term of his Amendment Agreement,

Mr. Fassler will be available to the Company for up to 50 days per year and, during the last six months of such agreement, he will be available to the Company for up to 25 days. Mr. Fassler will not be required to perform advisory services on a regular basis at a location which is more than 15 miles from Stamford, Connecticut, other than reasonable travel requirements. The Company will pay Mr. Fassler (i) $500,000 at the effective date of his Amendment Agreement, (ii) $275,000 per year for the first two years of the term of his Amendment Agreement and (iii) $100,000 for the last six months of the term of his Amendment Agreement, in each case irrespective of whether the Company uses Mr. Fassler's advisory services. To the extent that the employee benefits which Mr. Fassler received prior to the effective date of his Amendment Agreement cannot reasonably be provided to him under the Company's benefit plans, he will receive a cash payment economically equivalent to such benefits. In the event of termination of Mr. Fassler's employment prior to the end of the term of his Amendment Agreement (other than for cause), Mr. Fassler is entitled to receive a lump sum payment equal to his compensation pursuant to such agreement, discounted based on the prime rate of Chemical Bank then in effect. The non-competition, non-solicitation and non-disclosure provisions of Mr. Fassler's employment agreement have been amended by his Amendment Agreement in the same manner described above concerning Messrs. Poch and McCleary. Mr. Fassler's Amendment Agreement does not provide for the future bonuses that he would otherwise have been entitled to under his employment agreement.

     Copies of the Amendments and the Advisory Agreement have been filed as an exhibit to the Schedule 14D-1 of the Purchaser filed pursuant to Rule 14d-1 under the Exchange Act, and copies thereof may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

  OTHER MATTERS

     Appraisal Rights. No appraisal rights are available to Stockholders in connection with the Offer. However, if the Merger is consummated, a Stockholder will have certain rights under Section 262 of the DGCL to dissent and to demand appraisal of, and payment in cash for the fair value of, that Stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting Stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If a Stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the Shares of that Stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his or her demand for appraisal by delivering to Purchaser a written withdrawal of such demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.


     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain 'going-private' transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14 below, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company declares or pays any cash dividend on the Shares, makes other distributions on the Shares or issues, with respect to the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to Stockholders of record prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to
Section 14 below, (i) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any cash dividend or cash distribution and (ii) the whole of any non-cash dividend, distribution or issuance to be received by the tendering Stockholders will (a) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be remitted promptly and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or
(b) at the direction of Purchaser, exercised for the benefit of Purchaser, in which case the proceeds of exercise promptly will be remitted to Purchaser. Pending the remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value of the non-cash dividend, distribution, issuance or proceeds, as determined by Purchaser in its sole discretion.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing in this Offer to Purchase shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger

Agreement, including termination of the Merger Agreement.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) (A) unless the following conditions have been satisfied: (i) there have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ('on a fully-diluted basis' for purposes of such condition meaning, as of any date, the number of Shares outstanding, together with Shares the Company is or may be required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans, options, warrants or convertible or exchangeable securities, or otherwise); (ii) prior to the time the Offer shall otherwise expire, Preferred Securities outstanding on the date of the Merger Agreement having an aggregate liquidation preference of more than 50% of the aggregate liquidation preference of all Preferred Securities outstanding on the date of the Merger Agreement will have been converted by the holders thereof into Shares; (iii) all regulatory and related approvals of Governmental Entities have been obtained or made on terms reasonably satisfactory to Purchaser (including, without limitation, pursuant to the Competition Act (Canada), the Federal Law on Economic Competition of Mexico and the Austrian Cartel Act of 1988, as amended); (iv) any applicable waiting periods under the HSR Act shall have expired or been terminated prior to the expiration of the Offer; (v) the Company shall have caused the Stock Option Plan, the Stock Purchase Plan and the Subordinated Debentures to be amended, in each case effective no later than the Effective Time, in such manner as to provide that after the Effective Time, the holders of the Equity Purchase Rights evidenced thereby shall only be entitled to receive the consideration specified in the Merger Agreement; (vi) the FCC shall have granted the Pro-Forma Application, and the transactions contemplated by the Merger Agreement with respect thereto shall have been consummated on terms reasonably satisfactory to Parent (the 'FCC Condition'); and/or (B) if, at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur or shall be deemed by Purchaser to have occurred:

          (i) there shall be threatened, instituted or pending by any United States, Canadian or other court or Governmental Entity any suit, action or proceeding (1) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or Merger or seeking to obtain from the Company, Parent or any of their respective subsidiaries any damages that are material in relation to the Company and its subsidiaries taken as a whole, (2) seeking to prohibit or limit the ownership or operation by the

     Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (3) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the Stockholders, or (4) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries; or

          (ii) any United States, Canadian or other Governmental Entity or authority or United States, Canadian or other domestic or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement or results in the obligation to pay material damages as a result of or in connection with the transactions contemplated by the Merger Agreement, (2) prohibits or limits materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Parent or any of its subsidiaries, or of the Company and its subsidiaries taken as a whole, (3) imposes limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to acquire or hold, or to exercise effectively full rights of ownership of, any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby or (4) requires divestitures by Parent, Purchaser or any other affiliate of Parent of any Shares;

          (iii) the representations and warranties of the Company contained in the Merger Agreement will not be true and correct when made or (except for those representations and warranties that address matters as of a specific date) will have ceased to be true as of the date of consummation of the Offer as though made on and as of such date;

          (iv) the Company shall not have performed or complied in all material respects with any of its obligations under the Merger Agreement to be performed or complied with by it;

          (v) the Merger Agreement shall have been terminated in accordance with its terms;

          (vi) the Board will have (1) withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser, its recommendation of the Offer, the Merger Agreement or the Merger, or (2) the Board will have approved or recommended an Acquisition Proposal;

          (vii) all consents of third parties as are necessary in connection with the transactions contemplated hereby (including consents necessary to prevent any conflict, violation or breach of any agreement of the Company or any of its subsidiaries, other than conflicts, breaches or violations of the agreements identified on Schedule 4.1(c)(ii) to the Merger Agreement) will have been obtained, except such consents the failure to deliver which could not reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole;

          (viii) other than the filing of the Certificate of Merger with respect to the Merger as provided for by Section 2.3 of the Merger Agreement, all licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity requisite to consummation of the Merger and the transactions contemplated thereby, will have been filed, occurred or been obtained, as the case may be;

          (ix) (1) it shall have been publicly disclosed or Purchaser will have otherwise learned that, except as contemplated by the Stockholders Agreement, any person or 'group' (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, will have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or will have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares); or (2) any person or group will have entered into a definitive agreement or agreement in principle with the Company with respect to (A) a merger, consolidation or other business combination with, or acquisition of a material portion of the assets of, the Company, or (B) a tender or exchange offer for Shares; or

          (x) there will have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which, in the opinion of Purchaser, materially adversely affects or involves, or is reasonably likely to materially adversely affect or involve, (1) the financial markets in the United States generally, or (2) the financial condition, business, operations, assets, affairs or prospects of the Company and its subsidiaries taken as a whole or the value of the Shares; or


which, in the judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Purchaser concerning any of the events described in the Merger Agreement will be final and binding.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under 'State Takeover Laws.' There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions; or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business; or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

     Litigation. On May 20, 1996, a purported class action was commenced in the Court of Chancery of the State of Delaware, New Castle County, on behalf of holders of Shares. The defendants are Leonard J. Fassler, Edward A. Kerbs, Gerald M. LeBow, Gerald A. Poch, Anthony T. Towell, James K. McCleary, Richard
J. Williams (all of whom are Company directors), the Company and GE Capital Services. The complaint alleges that the individual defendants breached a fiduciary duty, and that the Company and GE Capital Services aided and abetted a breach of fiduciary duty by, among other things, failing to implement 'procedures for the maximization of shareholder value' and arranging for the payment of 'an unreasonably low and unfair price' in connection with GE Capital Services' proposed purchase of the outstanding Shares of the Company. Damages in an unspecified amount and injunctive relief, including an order enjoining GE Capital Services' proposed purchase of the outstanding Shares of the Company, are sought. The absence of an injunction, among other things, is a condition to Purchaser's obligation to purchase the Shares tendered pursuant to the Offer. See Section 14. The foregoing description of the complaint is qualified in its entirety by reference to such complaint, filed as Exhibit (g)(1) to Purchaser's and Parent's Tender Offer Statement on Schedule 14D-1 with respect to the Offer, filed with the Commission on the date hereof and incorporated herein by reference.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with 'interested stockholders' (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval of either the business combination or the transaction that resulted in the stockholder becoming an 'interested stockholder.' The Company has represented in the Merger Agreement that it approved the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended to be a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any

Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period that follows the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division or the Federal Trade Commission (the 'FTC') or unless early termination of the waiting period is granted. Such filing was made on May 23, 1996 and such waiting period will expire at 11:59 p.m. on Friday , June 7, 1996. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue. Moreover, the Merger Agreement provides that the Offer may be extended for (x) for up to twenty (20) business days after the initial expiration date of the Offer or (y) for longer periods (not to exceed 120 calendar days from the commencement of the Offer) in the event that any condition to the Offer is not satisfied.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or of the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge.

     FCC Regulations. (i) The Company, through certain wholly owned subsidiaries that it controls (the 'Licensee Subsidiaries'), owns and operates an FM radio station serving Stowe, Vermont and an AM/FM combination station serving Waco, Texas (the 'Waco Station'). In addition, a subsidiary of the Company has a limited partnership interest in Radio Equity Partners, Limited Partnership, certain subsidiaries of which own and operate radio stations. These stations are subject to the Communications Act of 1934, as amended (the 'Communications Act') and the rules and regulations of the FCC. The Communications Act and applicable FCC regulations prohibit the transfer of control of a corporation, such as the Licensee Subsidiaries, that holds a broadcast license or the assignment of such license without prior FCC approval. An application must be filed with the FCC in order to obtain such approval. The Communications Act requires the FCC to find that the proposed transfer or assignment would serve the public interest, convenience and necessity and that the proposed transferee or assignee possesses the requisite legal, financial, technical and other qualifications to operate the stations before it may grant the proposed transfer of control or assignment.

     The Offer, if consummated, will result in a transfer of control of the Licensee Subsidiaries that requires the prior approval of the FCC. Transfer of the limited partnership interest in Radio Equity Partners, Limited Partnership to the Purchaser does not require the prior approval of the FCC. The FCC's regulations recognize two categories of transfers of control and assignments:
(i) pro forma or short-form transfers or assignments which, among other things, do not involve a substantial change in ownership or control either because less than 50% of the voting control of the licensed entity is changing hands or because the same persons or entities will exercise de facto control over the licensed entity both before and after the transfer of control or assignment and
(ii) long-form transfers or assignments that do involve a substantial change in control. Applications for approval of short-form transfers or assignments are filed on FCC Form 316 and do not require a 30-day public notice period prior to action by the FCC. Applications for approval of long-form transfers or assignments are filed on FCC Form 314 (assignments) or 315 (transfers of control) and do require a 30-day public notice period prior to action by the FCC on such applications.

     To permit the Offer to proceed and to be consummated in advance of FCC approval of a long-form application that transfers control of the Licensee Subsidiaries to Purchaser, the Company intends to file promptly one or more applications on FCC Form 316 (collectively, the 'Short-Form Application') that seeks FCC approval of a transfer of control of the Licensee Subsidiaries to a group (the 'Control Group') comprised of not less than a majority of the Company's current directors. To effect this transfer of control, the Licensee Subsidiaries (or a newly-formed corporation which would acquire the capital stock of the Licensee Subsidiaries) would authorize two classes of capital stock, Class A voting shares (the 'Voting Stock') representing one percent (1%) of the equity and one percent (1%) of the total number of shares of outstanding capital stock of the issuer and Class B non-voting shares (the 'Non-Voting Stock') representing ninety-nine percent (99%) of the equity and ninety-nine percent (99%) of the total number of shares of outstanding capital stock of the issuer. The Voting Stock would be issued to the Control Group (either directly or through a newly formed limited liability company ('New LLC'), the sole members of which would be the Control Group). The Non-Voting Stock would be held by the Company. The Control Group would have the right to vote all of the Voting Stock. The Company would have no right to vote, except that the Company may vote on certain matters deemed to be outside the ordinary course of business, as long as the right to vote on such matters does not result in the Company holding an 'attributable' ownership interest in the Licensee Subsidiaries under and within the meaning of the FCC's regulations.

     Because the Control Group currently exercises de facto control over the Licensee Subsidiaries and would exercise both de facto and de jure control over the Licensee Subsidiaries, Purchaser believes that the proposed direct or indirect transfer of control of the Licensee Subsidiaries to the Control Group does not involve a substantial change in ownership under and within the meaning of the FCC's regulations and that approval therefor is appropriately sought through the FCC's short-form application procedures. There can be no assurance, however, that approval of the Short-Form Application will be granted or, if granted, that such approval will be on terms and conditions acceptable to the Company.

     Upon grant of the Short-Form Application and transfer of control of the Licensee Subsidiaries to the Control Group, the Control Group, the Licensee Subsidiaries and Purchaser will promptly file with the FCC an application on FCC Form 315 (the 'Long-Form Application') that seeks FCC approval of a transfer of control of the Licensee Subsidiaries to Purchaser. Receipt of approval by the FCC of the Short-Form Application will not eliminate the requirement that the Purchaser seek and receive FCC approval of the Long-Form Application prior to assuming direct or indirect control of the Licensee Subsidiaries. Approval of the Short-Form Application and the filing of the Long-Form Application would, however, satisfy the FCC Condition.

     The FCC has recently granted an application to assign the licenses of the Waco Station to a third party. It is not anticipated that the assignment of the Waco Station will have been consummated prior to FCC action on the Short-Form Application or that the filing of the Short-Form Application will have an adverse effect on the assignment of the licenses of the Waco Station. It is anticipated that consummation of the assignment of the Waco Station will occur prior to the approval and consummation of the Long-Form Application in which event the Waco Licensee Subsidiary will be omitted from the Long-Form Application.

     The FCC generally acts upon unopposed short-form applications within two to three weeks of the filing of such applications. There can be no assurance that the FCC will reach a decision on the Short-Form Application within such a time period. Interested parties may file informal objections to the Short-Form Application at any time prior to FCC action on the Short-Form Application. If an objection is filed to a short-form application, the FCC generally will take longer to reach a decision. There can be no assurance that an informal objection will not be filed to the Short-Form Application.

     Interested parties may file petitions to deny approval of the Long-Form Application within 30 days after the date of the FCC's public notice announcing the acceptance for filing of the Long-Form Application, and the FCC may not grant the Long-Form Application prior to the completion of this 30-day public notice period. Interested parties may file informal objections to the Long-Form Application at any time prior to FCC action on the Long-Form Application. The parties to the Long-Form Application are entitled to file an opposition to any petitions to deny or informal objections filed against the Long-Form Application. In recent years, the FCC has generally reached decisions regarding applications for transfer of control in substantial mergers involving entities with significant FCC regulated interests within 12 months or less of the filing of the long-form application. There can be no assurance, however, that the FCC will reach a decision on the Long-Form Application within such a time period.


     The Communications Act and the FCC's regulations permit the FCC to delegate authority to its staff in matters that do not present novel questions of fact, law or policy. Under this delegated authority, FCC staff members regularly review and either grant or deny applications for approval to transfer control of FCC-licensed entities. Staff decisions made pursuant to delegated authority are subject to reconsideration and to review by the full FCC. Petitions for reconsideration and applications for review must be filed within 30 days after public notice of the staff action at issue. In addition, the FCC may on its own motion review actions taken pursuant to delegated authority. The FCC has 40 days after public notice of such actions to begin such review. Generally, decisions made by the FCC staff acting under delegated authority are reached in less time than decisions made by the full FCC. Purchaser believes that action on the Short-Form Application and the Long-Form Application will be taken by the FCC staff acting under delegated authority, but there can be no assurance that the full FCC will not act in the first instance on either or both of the Short-Form Application and the Long-Form Application.

     If the full FCC, rather than the staff, grants either or both of the Short-Form Application or the Long-Form Application, interested parties may file petitions for reconsideration of such orders granting approval. As to each such application, petitions for reconsideration must be filed within 30 days after the date on which the FCC releases public notices of its approval orders. The filing of such a petition would not stay the FCC's approval automatically, although a stay can be sought from the FCC or from a court. In addition, the FCC may reconsider its approval orders within 30 days of the public notice even if no such petitions are filed. Interested parties may also seek judicial review of the FCC's decision, a request for which must also be filed within 30 days after the date on which the FCC releases public notice of its order either approving or disapproving the Short-Form

Application or the Long-Form Application or its order disposing of any petitions for reconsideration of the FCC's initial decision.

     (ii) Alien Ownership. The Communications Act and the FCC's regulations impose restrictions on the percentage of the stock of a corporation that holds a broadcast license issued by the FCC that may be owned by foreign corporations or persons who are not citizens of the United States. Purchaser does not believe that its acquisition of control of the Licensee Subsidiaries through consummation of the Long-Form Application would violate any of the restrictions relating to ownership and control by foreign corporations and non-U.S. citizens,

     (iii) Directors, Officers and Certain Shareholders. The FCC assesses, as part of the process of considering applications for consent to transfers of control, certain information with respect to the persons and entities deemed to have an 'attributable interest' in the entity to which control is being transferred. Through such consideration, the FCC determines whether the proposed transferee of control possesses the requisite legal, financial, technical and other qualifications to hold the FCC licenses. Under existing FCC regulations, the officers, directors and, in most circumstances, equity holders who own five percent (5%) or more of the outstanding voting stock (and their officers and directors, if any) of a company that holds broadcast licenses are deemed to have an attributable interest in the company for purposes of determining compliance with the FCC's local and national multiple-ownership rules for television broadcast stations, the local multiple-ownership rules for radio stations, the cable/television broadcast station cross-ownership rule and the newspaper/broadcast cross-ownership rule. Passive institutional investors, such as mutual funds, insurance companies and bank trust departments, may own up ten percent (10%) of the outstanding voting stock without being subject to attribution. Indirect voting stock interests will be deemed attributable if the product of the ownership percentages in each link of the vertical ownership chain (excluding interests in excess of 50%) is equal to or greater than five percent (5%).

     The FCC also has a 'cross-interest' policy, which operates as an extension of the multiple and cross-ownership rules to bar certain relationships not expressly prohibited by the FCC's regulations. Under this policy, a person or entity may be prohibited from having both an attributable interest in one media property and a substantial non-attributable equity ownership interest in another media property which serves substantially the same area if attributable ownership interests in both media properties would violate the FCC's ownership regulations.

     Parent currently owns and operates through subsidiaries a television station in San Juan, Puerto Rico. Parent also owns directly or through subsidiaries non-attributable ownership interests in television broadcast stations and cable television systems. GE currently owns and operates through its NBC subsidiary nine television stations located in New York, New York; Washington, D.C.; Philadelphia, Pennsylvania; Miami, Florida; Chicago, Illinois; Los Angeles, California; Columbus, Ohio; Providence, Rhode Island; and Raleigh-Durham (Goldsboro), North Carolina. Purchaser does not believe that any of the attributable or non-attributable interests in media properties held by it or its affiliates will result in a violation of the FCC's multiple or cross-ownership rules or cross-interest policy when combined with the attributable media interests of the Company.

      Competition Act (Canada). Certain provisions of the Competition Act require pre-merger notification to the Director of Investigation and Research (the 'Canadian Director') of significant transactions, which may include the acquisition of a large percentage of the stock of a public company that has Canadian operations, or a merger or amalgamation involving such an entity. Pre-merger notification is generally required with respect to transactions in which the parties to the transaction and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business in Canada of which the value of the Canadian assets, or the annual gross revenues from sales in or from Canada generated by such assets, exceed Cdn. $35 million (or, in the case of an amalgamation of two or more corporations, one or more of which carries on or controls a corporation that carries on an operating business in Canada, the Canadian assets or the annual gross revenues from sales in or from Canada of the entity that results from such amalgamation or the entities controlled by such entity exceed Cdn. $70 million). In the case of an acquisition of shares of a public company, the transaction must also result in the acquiror holding voting shares that carry more than 20% of the outstanding votes (or more than 50% if the acquiror already holds 20% or more) attached to all the voting shares of the public company. If a transaction is subject to the pre-merger notification requirements, the parties must file either a short-form or long-form notification and wait the applicable waiting period before completing the transaction. The waiting period for a short-form notification is seven days after a complete notification is filed, and 21 days in the case of a long-form notification. If a short-form notification is filed, the Canadian Director may require the filing of a long-form notification at any time prior to the expiration of the seven-day waiting period, in which event the waiting period would be extended to 21 days after a complete long-form notification is filed. A 'no-action' advisory opinion, while confirming that the Canadian Director does not currently intend to challenge a transaction, does not bring with it the statutory bar on subsequent challenge.

     The Canadian Director may apply to the 'Competition Tribunal,' a specialized tribunal empowered to deal with certain matters governed by the Competition Act with respect to a 'merger' (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger prevents or lessens or is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some or all the assets or shares involved. A merger may be subjected to an order of the Competition Tribunal whether or not it is a notifiable transaction. Notwithstanding the giving of the required notice and expiration of the applicable waiting period, the Canadian Director may apply for an order of the Competition Tribunal at a time up to three years after the merger has been substantially completed. In some instances, the Canadian Director may issue an 'advance ruling certificate,' in which he certifies that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act or a 'no-action' advisory opinion. If the Canadian Director issues an advance ruling certificate in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions and the Canadian Director is statutorily barred from challenging the merger solely on the basis of information that is the same or substantially the same as the information on the basis of which the advance ruling certificate was issued.

     Parent intends to cause a short-form notification to be filed with respect to the Offer and the Merger with the Canadian Director and, to the extent necessary, to observe any applicable waiting period.

     Cartel Act (Austria). Pursuant to certain provisions of the Austrian Cartel Act of 1988, as amended (the 'Cartel Act'), certain significant acquisition transactions require either pre-merger or post-merger notification to the Oberlandesgericht Wien als Kartellgericht (the 'Cartel Court'). Transactions subject to pre-merger or post-merger notification include acquisitions of shares of another company if, as a result, a 25% or 50% interest in such company is achieved or exceeded. Post-merger notification is required if the combined worldwide turnover ('turnover') of the parties involved was ATS 150 million in the last financial year. Pre-merger notification is required if the combined world-wide total turnover of the parties to the transaction was ATS 3.5 billion or more in the financial year immediately preceding the proposed merger and if at least two of the parties to the transaction achieved a turnover of ATS 5 million or more in the financial year immediately preceding the proposed merger. A notice of merger may be submitted to the Cartel Court upon the execution of the acquisition agreement. The transaction may be consummated after clearance by the Cartel Court. Upon receipt of the notice, the Cartel Court serves copies of the pre-merger notification filing to the Federal Chamber of Commerce, the Attorney General's Office, the Federal Chamber of Labour, and the Presidents' Conference of the Chambers of Agriculture (collectively, the 'Statutory Interveners'). Within four weeks of receipt of such filing, any of the Statutory Interveners may request an investigation of the transaction by the Cartel Court. A third party would only be entitled to file a petition with the Cartel Court if a merger subject to pre-notification was implemented without or prior to clearance by the Cartel Court. If no request by any Statutory Intervenors is made within the four-week period, the Cartel Court is obligated to issue a 'negative clearance,' which constitutes approval of the transaction. If a request for an investigation is made, the Cartel Court is obligated to review the competitive effects of the transaction. Pursuant to such an investigation, the Cartel Court may prohibit the consummation of the transaction. The Cartel Court is required to issue a prohibition order within five months of receipt of the pre-merger notification in order to prohibit consummation of the transaction.

     Parent intends to file any required notice with respect to the Offer and the Merger with the Cartel Court and, to the extent necessary, to observe any applicable waiting period.

     Federal Law on Economic Competition (Mexico). The Federal Law on Economic Competition requires notification to the Mexican Federal Competition Commission (the 'MFCC') regarding transactions that could be deemed a 'concentration' prior to the consummation of the transaction in question. Such notification is required for (a) any transaction or series of related transactions that exceed 12 million times the prevailing minimum wage for the Federal District of Mexico (approximately US $36,747,000 based on the U.S. dollar to Mexican peso exchange rate on May 22, 1996), (b) any transaction or series of related transactions that result in the accumulation of 35% or more of the assets or shares of stock of an economic agent whose assets or sales exceed 12 million times the prevailing minimum wage for the Federal District of Mexico, or (c) any transaction that involves the participation of two or more economic agents whose assets or annual sales volume exceed, jointly or separately, 48 million times the prevailing minimum wage for the Federal District of Mexico (approximately US $146,990,000 based on the U.S. dollar to Mexican peso exchange rate on May 22, 1996), and such transaction results in an additional accumulation of assets or capital stock in excess of
4.8 million times such minimum wage (approximately US $14,699,000 based on the U.S. dollar to Mexican peso exchange rate on May 22, 1996). Once notification has been received, the MFCC is required to raise any objection within 45 calendar days from the date of notification or, as the case may be, from the date of filing of any additional information requested by the MFCC. If the 45-day period lapses without the MFCC raising any objection, the transaction will be deemed approved.

     Parent intends to file any required notice with respect to the Offer and the Merger with the MFCC and, to the extent necessary, to observe any applicable waiting period.

     Other Foreign Approvals. According to the 1995 Annual Report, the Company also owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the proposed Second-Step Merger. There can be no assurance that Parent or the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the proposed Second-Step Merger.

16. FEES AND EXPENSES

     Lazard Freres is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Lazard Freres a fee of approximately $3.9 million, which became payable upon consummation of the transaction. The fee is based on a percentage of the aggregate consideration paid in connection with the Merger. The term 'aggregate consideration' is defined in the letter agreement between Lazard Freres and the Company to be an amount equal to the total amount of cash and the fair market value (on the date of payment) of all other property paid or payable by Parent to the Company or its Stockholders, including amounts paid or payable in respect of convertible securities, warrants, stock appreciation rights, options and other similar rights, plus the principal amount of all indebtedness for money borrowed as set forth in the consolidated balance sheet of the Company. In addition, Parent has agreed to reimburse Lazard Freres for all reasonable out-of-pocket expenses incurred by Lazard Freres in connection with the transaction, including the fees and reasonable expenses of counsel, and to indemnify Lazard Freres and certain related persons against certain losses, claims, damages, liabilities and expenses, including certain liabilities under the federal securities laws. Lazard Freres Asset Management, a division of Lazard Freres, holds Shares on behalf of clients and other accounts over which it may have discretionary authority.

     Purchaser has retained Georgeson & Company Inc. to act as the Information Agent, and The Chase Manhattan Bank (National Association) to act as the Depositary, in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.


17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares who reside in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and to extend the Offer to holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

     Purchaser has filed the Schedule 14D-1 with the Commission containing certain additional information with respect to the Offer pursuant to Rule 14d-1 under the Exchange Act. The Schedule and any amendments to the Schedule, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER THAT IS NOT CONTAINED IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          GAC ACQUISITION I CORP.

May 24, 1996

                                                                      SCHEDULE I

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER,
                       GAC ACQUISITION II CORP., PARENT,
      GENERAL ELECTRIC CAPITAL SERVICES, INC. AND GENERAL ELECTRIC COMPANY

A.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the business address of each such person is 260 Long Ridge Road, Stamford, Connecticut 06927 and each such person is a citizen of the United States.

                                             PRESENT PRINCIPAL OCCUPATION OR
          NAME AND                         EMPLOYMENT AND FIVE-YEAR EMPLOYMENT
       BUSINESS ADDRESS                                  HISTORY
- ---------------------------------------  ---------------------------------------
Nigel D. T. Andrews(1) ................  Director; Executive Vice President of
                                         Parent and GE Capital Services
                                         (1993-present); Vice President and
                                         General Manager of GE Plastics America
                                         (1990-1993); Director of GE Capital
                                         Services.

Nancy E. Barton .......................  Director; Senior Vice President,
                                         General Counsel of Parent and GE
                                         Capital Services (1995-present); Vice
                                         President and Senior Litigation Counsel
                                         (1991-1995); Partner, Weil, Gotshal &
                                         Manges LLP (1991).

James R. Bunt .........................  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Dennis D. Dammerman ...................  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Paolo Fresco(2) .......................  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Dale F. Frey ..........................  Director. See Part E.
General Electric Investment Corporation
3003 Sumner Street
Stamford, CT 06904

Benjamin W. Heineman, Jr. .............  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Hugh J. Murphy ........................  Director. See Part D.
GE Power Generation Customer Service
One River Road
Schenectady, NY 12345

Denis J. Nayden .......................  Director; President and Chief Operating
                                         Officer of Parent and Executive Vice
                                         President of GE Capital Services;
                                         President and Chief Operating Officer,
                                         Kidder Peabody (1994-1995); Executive
                                         Vice President of Parent (1991-1994);
                                         Director of GE Capital Services.

- ------------------
1. Mr. Andrews is a citizen of the United Kingdom.
2. Mr. Fresco is a citizen of Italy.

                                             PRESENT PRINCIPAL OCCUPATION OR
          NAME AND                         EMPLOYMENT AND FIVE-YEAR EMPLOYMENT
       BUSINESS ADDRESS                                  HISTORY
- ---------------------------------------  ---------------------------------------
Michael A. Neal .......................  Director; Executive Vice President of
                                         Parent and GE Capital Services
                                         (1993-present); Vice President and
                                         General Manager of Commercial Equipment
                                         Financing (1991-1993); Director of GE
                                         Capital Services.

James A. Parke ........................  Director; Senior Vice President,
                                         Finance of Parent and GE Capital
                                         Services (1989-present); Director of
                                         Montgomery Ward.

John M. Samuels .......................  Director; Vice President and Senior
General Electric Company                 Counsel, Taxes of GE (1991-present);
3135 Easton Turnpike                     Director of GE Capital Services.
Fairfield, CT 06431

Edward D. Stewart .....................  Director; Executive Vice President of
                                         Parent and GE Capital Services
                                         (1992-present); Vice President and
                                         General Manager, GE Capital Auto
                                         Financial Services (1991-1992);
                                         Director of Manheim Auto Auctions,
                                         Stamford Hospital Foundation, Child
                                         Guidance Center of Stamford and INROADS
                                         of Fairfield-Westchester County, and GE
                                         Capital Services.

John F. Welch, Jr. ....................  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Gary C. Wendt .........................  Chairman and Chief Executive Officer of
                                         Parent and Chairman, President and
                                         Chief Executive Officer of GE Capital
                                         Services (1986-present); member of the
                                         National Board of Governors Boys &
                                         Girls Clubs of America; Trustee of the
                                         Boy's and Girl's Club of Stamford and
                                         past Campaign Chairman of its Capital
                                         Fund Campaign; a Trustee of Outward
                                         Bound USA; Chairman of The Regional
                                         Plan Association; Director and past
                                         Chairman of the Southwestern Area
                                         Commerce & Industry Association of
                                         Connecticut (SACIA); member of the
                                         Board of Governors for the United Way
                                         of Tri State.

James A. Colica .......................  Senior Vice President, Risk Management
                                         & Credit Policy (1991-present).

Michael D. Fraizer ....................  Senior Vice President, Insurance/
General Electric Capital Corporation     Investment Products; employee of
292 Long Ridge Road                      Parent since 1991.
Stamford, CT 06927

Robert L. Lewis .......................  Senior Vice President, Finance of
General Electric Capital Corporation     Parent and President of GE Capital
1600 Summer Street, 6th Floor            Transportation and Industrial
Stamford, CT 06905                       Financing; employed by Parent since
                                         1973.

Lawrence J. Toole .....................  Senior Vice President, Human Resources
                                         of Parent and GE Capital Services
                                         (1991-present).

Jeffrey S. Werner .....................  Senior Vice President, Corporate
General Electric Capital Corporation     Treasury and Global Funding Operation
777 Long Ridge Road                      of Parent and GE Capital Services
Stamford, CT 06927                       (1992-present); Vice President and
                                         Treasurer (1988-1992).

B.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser. The business address of each such person is 6875 Jimmy Carter Boulevard, Suite 3200, Norcross, Georgia 30071, and each such person is a citizen of the United States.

                                             PRESENT PRINCIPAL OCCUPATION OR
          NAME AND                         EMPLOYMENT AND FIVE-YEAR EMPLOYMENT
       BUSINESS ADDRESS                                  HISTORY
- ---------------------------------------  ---------------------------------------
Michael S. Ford........................  Director and President of Purchaser and
                                         GAC II (May 1996-present); President
                                         and Chief Executive Officer of GE
                                         Capital Technology Management Services
                                         (1994-present); President and Chief
                                         Executive Officer of GE Capital
                                         Computer Leasing (1990-1994).

David J. Lidstone......................  Director, Vice President and Secretary
                                         of Purchaser and GAC II (May
                                         1996-present); Senior Vice President
                                         and General Counsel, GE Capital
                                         Technology Management Services
                                         (1994-1996); Vice President and General
                                         Counsel, GE Capital Computer Leasing
                                         (1991-1994).

D. Michael Upton.......................  Director, Vice President and Treasurer
                                         of Purchaser and GAC II (May 1996-
                                         present); Senior Vice President,
                                         Business Developments, GE Capital
                                         Technology Management Services
                                         (1993-present); Manager, GE Rental/
                                         Lease Operations (1991-1993).


C.  DIRECTORS AND EXECUTIVE OFFICERS OF GAC ACQUISITION II CORP.

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of GAC II. The business address of each such person is 6875 Jimmy Carter Boulevard, Suite 3200, Norcross, Georgia 30071, and each such person is a citizen of the United States.

                                             PRESENT PRINCIPAL OCCUPATION OR
          NAME AND                         EMPLOYMENT AND FIVE-YEAR EMPLOYMENT
       BUSINESS ADDRESS                                  HISTORY
- ---------------------------------------  ---------------------------------------
Michael S. Ford........................  Director and President (May 1996-
                                         present). See Part B.

David J. Lidstone......................  Director, Vice President and Secretary
                                         (May 1996-present). See Part B.

D. Michael Upton.......................  Director, Vice President and Treasurer
                                         (May 1996-present). See Part B.

D.  DIRECTORS AND EXECUTIVE OFFICERS OF GENERAL ELECTRIC CAPITAL SERVICES, INC.

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of General Electric Capital Services, Inc. Unless otherwise indicated below, the business address of each such person is 260 Long Ridge Road, Stamford, Connecticut 06927 and each such person is a citizen of the United States.

        NAME AND                    PRESENT PRINCIPAL OCCUPATION OR
    BUSINESS ADDRESS          EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  --------------------------------------------------
Kaj Ahlmann(1) ..........  Director; Chairman, President and Chief Executive
Employers Reinsurance      Officer, Employers Reinsurance Corporation
  Corp.                    (1993-present); Chief Operating Officer, Employers
5200 Metcalf               Reinsurance International Company (1992-1993);
Overland Park, KS 66201    Managing Director, Nordisk Reinsurance Company
                           (1988-1992).

Nigel D. T. Andrews(1) ..  Director; Executive Vice President of Parent and
                           GE Capital Services (1993-present); Vice President and General Manager of GE Plastics America
                           (1990-1993); Director of Parent.

James R. Bunt ...........  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Dennis D. Dammerman .....  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Paolo Fresco(2) .........  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Dale F. Frey ............  Director. See Part E.
General Electric
Investment Corporation
3003 Summer Street
Stamford, CT 06904

Benjamin W. Heineman, Jr.  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Hugh J. Murphy ..........  Director; Senior Vice President, GE Power
GE Power Generation        Generation Customer Service (1991-present);
Customer Service           Director of Parent.
One River Road
Schenectady, NY 12345

Denis J. Nayden..........  Director; Executive Vice President. See Part A.

Michael A. Neal..........  Director; Executive Vice President. See Part A.

John M. Samuels .........  Director. See Part A.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Edward D. Stewart........  Director; Executive Vice President. See Part A.

John F. Welch, Jr. ......  Director. See Part E.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Gary C. Wendt............  Chairman, President and Chief Executive Officer.
                           See Part A.

- ------------------
(1) Mr. Ahlmann is a citizen of Denmark.

(2) Mr. Fresco is a citizen of Italy.

        NAME AND                    PRESENT PRINCIPAL OCCUPATION OR
    BUSINESS ADDRESS          EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  --------------------------------------------------
Nancy E. Barton..........  Senior Vice President and General Counsel, Parent
                           and GE Capital Services (1995-present); Vice
                           President and Senior Litigation Counsel, Parent
                           (1991-1995); Partner, Weil, Gotshal & Manges LLP
                           (1991); Director of Parent.

James A. Parke...........  Senior Vice President, Finance. See Part A.

Lawrence J. Toole........  Senior Vice President, Human Resources. See
                           Part A.

Jeffrey S. Werner .......  Senior Vice President, Corporate Treasury and
GE Capital Corporation     Global Funding Operation. See Part A.
777 Long Ridge Road
Stamford, CT 06927

E.  DIRECTORS AND EXECUTIVE OFFICERS OF GE

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of GE. Unless otherwise indicated below, the business address of each such person is 3135 Easton Turnpike, Fairfield, Connecticut 06431 and each such person is a citizen of the United States.

        NAME AND                    PRESENT PRINCIPAL OCCUPATION OR
    BUSINESS ADDRESS          EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  --------------------------------------------------
D. Wayne Calloway .......  Chairman of the Board, and Director, PepsiCo,
PepsiCo, Inc.                Inc., Beverages, Snack Foods and Restaurants,
700 Anderson Hill Road       Purchase, N.Y. Director since 1991. A graduate
Purchase, NY 10577           of Wake Forest University, Mr. Calloway joined
                             PepsiCo in 1967, became president and chief
                             operating officer of Frito-Lay, Inc. in 1976 and
                             chairman of the board and chief executive
                             officer of Frito-Lay in 1978. Mr. Calloway
                             became executive vice president, chief financial
                             officer and director of PepsiCo in 1983,
                             president and chief operating officer in 1985
                             and chairman and chief executive officer in
                             1986. Mr. Calloway was Chief Executive Officer
                             of PepsiCo from 1986 to 1996. He is a director
                             of Citicorp and Exxon, chairman of Grocery
                             Manufacturers of America, and a member of the
                             Business Council and the Business Roundtable. He
                             is also a trustee of the Wake Forest University.

Silas S. Cathcart .......  Director and retired Chairman of the Board,
222 Wisconsin Avenue         Illinois Tool Works, Inc., Diversified Products,
Suite 103                    Chicago, Ill. Director 1972-1987 and since 1990.
Lake Forest, IL 60045        Following his graduation from Princeton in 1943,
                             Mr. Cathcart joined Illinois Tool Works, Inc., a
                             manufacturer of tools, fasteners, packaging and
                             other products. He was named a vice president in
                             1954, executive vice president in 1962,
                             president and director in 1964, and served as
                             chairman from 1972 to 1986. From 1987 to 1989,
                             he served as chairman of the board of Kidder,
                             Peabody Group Inc. Mr. Cathcart is a director of
                             Baxter International, Inc., Montgomery Ward &
                             Co., Inc. and Quaker Oats Company. He is also on
                             the board of the Chicago Botanic Garden and is a
                             trustee of the Buffalo Bill Historical Society.

Dennis D. Dammerman .....  Senior Vice President, Finance, and Chief
                             Financial Officer, General Electric Company.
                             Director since 1994. Mr. Dammerman joined GE
                             after graduating from the University of Dubuque
                             in 1967. He had financial assignments in several
                             GE businesses before being named vice president
                             and comptroller of General Electric Credit
                             Corporation (now General Electric Capital
                             Corporation) in 1979. In 1981, he became vice
                             president and general manager of GE Capital's
                             Commercial Financial Services Department and,
                             later that year, of GE Capital's Real Estate
                             Financial Services Division. In 1984, he was
                             elected senior vice president for finance and
                             became an executive officer of GE.

Paolo Fresco(1) .........  Vice Chairman of the Board and Executive Officer,
General Electric Company     General Electric Company. Director since 1990. Mr.
(U.S.A)                      Fresco received a law degree from the University
3 Shortlands, Hammersmith    of Genoa. After practicing law in Rome, he
London W6 8BX, England       joined GE's Italian subsidiary, Compagnia
                             Generale di Elettricita (COGENEL), in 1962 as
                             corporate counsel, becoming president and
                             general manager of that

- ------------------
(1) Mr. Fresco is a citizen of Italy.

        NAME AND                    PRESENT PRINCIPAL OCCUPATION OR
    BUSINESS ADDRESS          EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  --------------------------------------------------
                             company in 1972. In 1976, he joined GE's
                             International Group and was elected a vice
                             president in 1977. Mr. Fresco became vice
                             president and general manager--Europe and Africa
                             Operations in 1979, and in 1985 was named vice
                             president and general manager--International
                             Operations. In 1987, he was elected senior vice
                             president--GE International. He became a member
                             of the Board in 1990, and was elected vice
                             chairman of the Board and executive officer in
                             1992.

Claudio X. Gonzalez(2) ..  Chairman of the Board and Chief Executive Officer,
Kimberly-Clark de Mexico,    Kimberly-Clark de Mexico, S.A. de C.V., Mexico
S.A. de C.V.                 City, and Director, Kimberly-Clark Corporation,
Jose Luis Lagrange 103,      Consumer and Paper Products. Director since
Tercero Piso                 1993. Mr. Gonzalez is a graduate of Stanford
Colonia Los Morales          University. He was employed by Kimberly-Clark in
Mexico, D.F. 11510,          1956 and by Kimberly-Clark de Mexico, S.A. in
Mexico                       1957. He was elected vice president of
                             operations of Kimberly-Clark de Mexico, S.A. in
                             1962 and executive vice president and managing
                             director in 1966. He assumed his present
                             position in 1973. Mr. Gonzalez is a director of
                             Kellogg Company, The Mexico Fund, Inc., Banco
                             Nacional de Mexico, Grupo Industrial ALFA, Grupo
                             Industrial Saltillo, Grupo Carso, Synkro and
                             Telefonos de Mexico.

Robert E. Mercer ........  Retired Chairman of the Board and former Director,
                             The Goodyear Tire & Rubber Company, Akron, Ohio.
                             Director since 1984. A graduate of Yale
                             University, Mr. Mercer joined Goodyear in 1947.
                             He became president of the Kelly-Springfield
                             Tire Company subsidiary in 1974 and was elected
                             an executive vice president of Goodyear in 1976.
                             Mr. Mercer was elected president of Goodyear in
                             1978, president and chief operating officer in
                             1981, vice chairman and chief executive officer
                             in 1982, and served as chairman and chief
                             executive officer from 1983 to 1989. He is also
                             chairman of the board of Roadway Express, Inc.

Gertrude G. Michelson ...  Former Senior Vice President--External Affairs and
151 West 34th Street         former Director, R. H. Macy & Co., Inc.,
New York, NY 10001           Retailers, New York, N.Y. Director since 1976.
                             Mrs. Michelson received a BA degree from
                             Pennsylvania State University in 1945 and an LLB
                             degree from Columbia University in 1947, at
                             which time she joined Macy's--New York. Mrs.
                             Michelson was elected a vice president in 1963,
                             senior vice president in 1979, and was named
                             senior vice president--external affairs in 1980.
                             She served as senior advisor to R. H. Macy &
                             Co., Inc. from 1992 to 1994. She is also a
                             director of The Chubb Corporation, The Goodyear
                             Tire & Rubber Company and Stanley Works. Mrs.
                             Michelson is chairman emeritus of the Board of
                             Trustees of Columbia University and a governor
                             of the American Stock Exchange.

John D. Opie ............  Vice Chairman of the Board and Executive Officer,
                             General Electric Company. Director since 1995. Mr.
                             Opie joined GE after graduating from Michigan
                             College of Mining and Technology with a BS
                             degree in 1961. He has held key leadership
                             positions in several GE materials and electrical
                             products businesses. He was named vice president
                             of the Lexan Products Division in 1980, vice
                             president of the Specialty Plastics Division in
                             1982, vice president of the Construction
                             Equipment Business Operations in 1983, and
                             senior vice president and head of General
                             Electric Lighting in 1986. He was elected vice
                             chairman of the Board and executive officer in
                             1995.

Roger S. Penske .........  Chairman of the Board, President and Director,
Penske Corporation           Penske Corporation and Detroit Diesel Corporation,
13400 Outer Drive, West      Transportation and Automotive Services, Detroit,
Detroit, MI 48239-4001       Mich. Director since 1994. A 1959 graduate of
                             Lehigh (Pa.) University, Mr. Penske became
                             president of Penske Corporation in 1969. He
                             became chief executive officer of Detroit Diesel
                             Corporation in 1988. Mr. Penske is also a
                             director of Philip Morris Companies Inc. He
                             serves as a trustee of the Henry Ford Museum and
                             Greenfield Village and as a director of Detroit
                             Renaissance.

- ------------------
(2) Mr. Gonzalez is a citizen of Mexico.

        NAME AND                    PRESENT PRINCIPAL OCCUPATION OR
    BUSINESS ADDRESS          EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  --------------------------------------------------
Barbara Scott Preiskel ..  Former Senior Vice President, Motion Picture
Suite 3125                   Associations of America, New York, NY. Director
60 East 42nd Street          since 1982. Mrs. Preiskel graduated from
New York, NY 10165           Wellesley College and Yale Law School. She
                             joined the Motion Picture Associations of
                             America in 1959 as deputy attorney and served as
                             senior vice president and general counsel from
                             1977 to 1983. Mrs. Preiskel is a trustee of
                             Wellesley College and Tougaloo College, and is
                             the chairman of the New York Community Trust.
                             She is a director of American Stores Company,
                             Massachusetts Mutual Life Insurance Company,
                             Textron Inc. and the Washington Post Company.

Frank H.T. Rhodes .......  President Emeritus, Cornell University, Ithaca,
Cornell University           N.Y. Director since 1984. An English-born
3104 Snee Building           naturalized U.S. citizen, Dr. Rhodes holds
Ithaca, NY 14853             bachelor of science, doctor of philosophy and
                             doctor of science degrees from the University of
                             Birmingham (U.K.). He served as president of
                             Cornell University from 1977 to 1995. Dr. Rhodes
                             is a director of Tompkins County Trust Company.
                             He is a trustee of the Mellon Foundation and the
                             Committee for Economic Development. He was
                             appointed by President Reagan as a member of the
                             National Science Board, of which he is chairman,
                             and by President Bush as a member of the
                             President's Education Policy Advisory Committee.

Andrew C. Sigler ........  Chairman of the Board, Chief Executive Officer and
Champion International       Director, Champion International Corporation,
  Corporation                Paper and Forest Products, Stamford, Conn.
1 Champion Plaza             Director since 1984. A graduate of Dartmouth
Stamford, CT 06921           College with an MBA degree from its Amos Tuck
                             School of Business Administration, Mr. Sigler
                             joined Champion Papers Inc., a predecessor of
                             Champion International, in 1956. He because
                             executive vice president of Champion
                             International in 1972, a director in 1973,
                             president and chief executive officer in 1974,
                             and chairman in 1979. Mr. Sigler is also a
                             director of AlliedSignal, Inc., Bristol-Myers
                             Squibb Company and Chemical Banking Corporation,
                             and is a member of the Board of Trustees of
                             Dartmouth College. He is a member of the
                             Business Roundtable and the Business Council and
                             is active in various civic organizations.

Douglas A. Warner III ...  Chairman of the Board, President, Chief Executive
J.P. Morgan & Co., Inc. &    Officer and Director, J.P. Morgan & Co.
Morgan Guaranty Trust Co.    Incorporated and Morgan Guaranty Trust Company,
60 Wall Street               New York, N.Y. Director since 1992. Following
New York, NY 10260           graduation from Yale University in 1968, Mr.
                             Warner joined Morgan Guaranty Trust Company, a
                             wholly owned subsidiary of J.P. Morgan & Co.
                             Incorporated. He was named a senior vice
                             president of the bank in 1985, executive vice
                             president in 1987, executive vice president of
                             the parent in 1989, and managing director of the
                             bank and its parent in 1989. He was elected
                             president and director of the bank and its
                             parent in 1990 and became chairman and chief
                             executive officer in 1995. Mr. Warner is also a
                             director of Anheuser-Busch Companies, Inc., a
                             member of the Board of Managers and the Board of
                             Overseers of the Memorial Sloan-Kettering Cancer
                             Center, a trustee of Cold Spring Harbor
                             Laboratory and a trustee of the Pierpont Morgan
                             Library.

John F. Welch, Jr. ......  Chairman of the Board and Chief Executive Officer,
                             General Electric Company. Director since 1980. A
                             1957 graduate of the University of Massachusetts
                             with MS and PhD degrees from the University of
                             Illinois, Mr. Welch joined GE in 1960. Following
                             managerial assignments in the plastics and
                             chemical and metallurgical businesses, he was
                             elected a vice president in 1972. In 1973, he
                             was named vice president and group executive of
                             the Components and Materials Group. He became a
                             senior vice president and sector executive of
                             the Consumer Products and Services Sector in
                             1977 and was elected a vice chairman and named
                             an executive officer in 1979. Mr. Welch was
                             elected chairman and named chief executive
                             officer in 1981.

Philip D. Ameen .........  Vice President and Comptroller of GE; executive of
                             GE for the last five years.

James R. Bunt ...........  Vice President and Treasurer; executive of GE for the last five years; Director of Parent and GE
                             Capital Services.

        NAME AND                    PRESENT PRINCIPAL OCCUPATION OR
    BUSINESS ADDRESS          EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  --------------------------------------------------
David L. Calhoun ........  Vice President, GE Transportation Systems;
General Electric Company     executive of GE for the last five years.
2901 East Lake Road
Erie, PA 16531

William J. Conaty .......  Senior Vice President--Human Resources; executive of GE for the last five years.

Lewis S. Edelheit .......  Senior Vice President--Corporate Research and
General Electric Company     Development (1992-present). Manager of Electronic
P.O. Box 8                   Systems Research Center (1991-1992).
Schenectady, NY 12301

Dale F. Frey ............  Vice President and Chairman; President, General
General Electric Company     Electric Investment Corporation; executive of GE
3003 Sumner Street           for the last five years; Director of Parent and
Stamford, CT 06905           GE Capital Services.

Benjamin W. Heineman, Jr.  Senior Vice President, General Counsel and
                             Secretary; executive of GE for the last five years; Director of Parent and GE Capital
                             Services.

W. James McNerney, Jr. ..  Senior Vice President, GE Lighting; executive of
General Electric Company   GE for the last five years.
Nela Park
Cleveland, OH 44122

Eugene F. Murphy ........  Senior Vice President, GE Aircraft Engines;
General Electric Company   executive of GE for the last five years.
1 Newmann Way
Cincinnati, OH 05215

Robert L. Nardelli ......  Senior Vice President, GE Power Systems; executive
General Electric Company   of GE since 1992. President of Camco (1991-1992).
1 River Road
Schenectady, NY 12345

Robert W. Nelson ........  Vice President, Corporate Financial Planning and
                           Analysis; executive of GE for the last five years.

Gary M. Reiner ..........  Senior Vice President, Chief Information Officer;
                           executive of GE for the last five years.

Gary L. Rogers ..........  Senior Vice President, GE Plastics; executive of
General Electric Company   GE for the last five years.
1 Plastics Avenue
Pittsfield, MA 01201

James W. Rogers .........  Vice President, GE Motors; executive of GE for the
General Electric Company   last five years.
1635 Broadway
Fort Wayne, IN 46801

J. Richard Stonesifer ...  Senior Vice President, GE Appliances; executive of
General Electric Company   GE for the last five years.
Appliance Park
Louisville, KY 40225

John M. Trani ...........  Senior Vice President, GE Medical Systems;
General Electric Company   executive of GE for the last five years.
P.O. Box 414
Milwaukee, WI 53201

Lloyd G. Trotter ........  Vice President, GE Electrical Distribution and
General Electric Company   Control; executive of GE for the last five years.
41 Woodford Avenue
Plainville, CT 06062

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depository, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                THE CHASE MANHATTAN BANK (National Association)

        By Mail:            By Overnight Delivery:             By Hand:
        Box 3032             c/o Chase Securities        (9.00 a.m.--5:00 p.m.
4 Chase MetroTech Center       Processing Corp.           New York City Time)
   Brooklyn, NY 11245       Fort Lee Executive Park     1 Chase Manhattan Plaza
                               1 Executive Drive               Floor 1-B
                                  (6th floor)             Nassau and Liberty
                              Fort Lee, NJ 07024                Streets
                           By Facsimile Transmission      New York, NY 10081
                                (201) 592-4372
                            Information and Confirm
                                 by Telephone
                                (201) 592-4370

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                            TOLL-FREE (800) 223-2064

             BROKERS AND BANKS, PLEASE CALL COLLECT (212) 440-9800

                      THE DEALER MANAGER FOR THE OFFER IS:

                            LAZARD FRERES & CO. LLC
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                          (CALL COLLECT) 212-632-6717